AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1998
                                                              FILE NO. 333-51933


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM SB-2

                                 AMENDMENT NO. 1

                                       TO

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                                 PTN MEDIA, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                       7371                               38-3399098
      (STATE OR OTHER JURISDICTION                 (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

    313 NORTH FIRST ST., SUITE 8B, ANN ARBOR, MICHIGAN 48104 (734) 327-0579
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

            313 NORTH FIRST ST., SUITE 8B, ANN ARBOR, MICHIGAN 48104
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                             PETER KLAMKA, PRESIDENT
                                 PTN MEDIA, INC.

    313 NORTH FIRST ST., SUITE 8B, ANN ARBOR, MICHIGAN 48104 (734) 327-0579
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                ----------------

                                   COPIES TO:

                             DAVID N. FELDMAN, ESQ.
                         LAW OFFICES OF DAVID N. FELDMAN
                         36 WEST 44TH STREET, SUITE 1201
                            NEW YORK, NEW YORK 10036
                                 (212) 869-7000
                               FAX: (212) 997-4242

                                ----------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                               AMOUNT TO       OFFERING PRICE PER          AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED                        BE REGISTERED           SHARE             OFFERING PRICE(1)   REGISTRATION FEE

Common Stock,
  par value $. 001 per share...................    400,000 Shares            $5.00               $2,000,000            $ 590


------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      Preliminary Prospectus dated August 14, 1998. Subject to Completion.


PROSPECTUS

                                 PTN MEDIA, INC.

                         400,000 Shares of Common Stock


     PTN MEDIA, INC., a Delaware corporation (the "Company") is offering hereby 400,000 shares (the "Shares") of Common Stock, $.001 par value per share (the "Common Stock") of the Company. This offering (the "Offering") will terminate at 5:00 p.m. on the date which is 30 days after the date of this Prospectus, unless extended at the Company's discretion for up to an additional 30 day period (the "Expiration Date"). Pending the closing of the sale of the Shares, all proceeds will be deposited in a non-interest bearing escrow account at University Bank, Ann Arbor, Michigan. All subscriptions for Shares are irrevocable. No minimum number of Shares is required to be sold by the Company in this Offering. If at the Expiration Date less than all of the Shares have been subscribed for, subscriptions that have been received by the Company shall remain effective and this Offering shall terminate with respect to the unsubscribed Shares. None of the Company's officers, directors or stockholders owning five percent or more of the Company's securities will participate in this Offering. See "Plan of Distribution."


     The Company will offer and sell the Shares on a "best efforts" basis to investors directly through its officers and directors, and may also engage registered broker-dealers ("Selling Agents") to provide financial advice and to assist, on a "best efforts" basis, as selling agents, in the solicitation of a portion of the subscriptions to purchase Shares in this Offering. No Selling Agent will have any obligation to purchase or accept any Shares. See "Plan of Distribution."

     Prior to the Offering, there has been no public market for the Common Stock. There is no assurance that an active trading market in the Common Stock will develop or that, if developed, any such market will be sustained. The offering price of the Shares has been determined by the Company and bears no relationship to the Company's asset value, net worth or other established criteria of value. See "Risk Factors" and "Plan of Distribution."

THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ADDITION, PURCHASERS OF THE SECURITIES WILL SUFFER IMMEDIATE SUBSTANTIAL DILUTION IN THAT THE BOOK VALUE PER SHARE OF THE COMMON STOCK AFTER THIS OFFERING WILL BE SUBSTANTIALLY LESS THAN THE PUBLIC OFFERING PRICE OF THE COMMON STOCK. SEE "RISK FACTORS" AND "DILUTION" AT PAGES 8 AND 21.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
                                                                   Selling Agent
                                                                   Discounts and       Proceeds to
                                               Price to Public     Commissions(1)       Company(2)
----------------------------------------------------------------------------------------------------
Per Share.................................        $5.00                $.50             $4.50
----------------------------------------------------------------------------------------------------
Total ....................................        $2,000,000           $200,000         $1,800,000
----------------------------------------------------------------------------------------------------

(1) Reflects selling commissions of up to 10% of the offering price which may be payable with respect to those Shares offered and sold through Selling Agents, on the Company's behalf. It is assumed for the purposes of this table that all 400,000 Shares are sold in this Offering and that all such Shares are sold through Selling Agents. The Company will agree to indemnify any participating Selling Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(2) Before deducting expenses of the Offering payable by the Company estimated at $200,000. See "Use of Proceeds" and "Plan of Distribution."

     The Shares are offered subject to prior sale, allotment, withdrawal, cancellation or modification of this Offering without notice, delivery and acceptance by the Company and/or any Selling Agents, approval of counsel and certain further conditions. The Company reserves the right, in its discretion, to reject orders, in whole or in part, for the purchase of any of the Shares offered hereby.

            The date of this Prospectus is ___________________, 1998

                                    PICTURES




     At the date of this Prospectus (the "Effective Date"), the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will be required to file reports, proxy information statements and other information with the Securities and Exchange Commission (the "Commission"). Accordingly, such reports, proxy statements and other information can be inspected and copied at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, where copies may be obtained upon payment of the fees prescribed by the Commission. Such documents may also be obtained through the web site maintained by the Commission at http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited and reported on by its independent public accounting firm and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety and should carefully consider the matters set forth in "Risk Factors." Unless otherwise indicated, the information in this Prospectus does not give effect to (i) the exercise of 45,000 warrants to purchase Common Stock issued in July and August 1997 (the "1997 Warrants"), (ii) the exercise of 108,334 warrants to purchase Common Stock issued in August 1998 (the "1998 Warrants"), or (iii) the exercise of options granted or to be granted under or pursuant to the Company's 1998 Stock Option Plan (the "Option Plan").


     Unless the context otherwise requires, as used in this Prospectus, "PTN" and "the Company" refer to PTN Media, Inc. and its predecessor, Interactive Entertainment Studio, Inc., which was incorporated in the State of Nevada in May 1997, and which was merged with and into PTN Media, Inc. on March 9, 1998, for the sole purpose of changing the domicile of the company to Delaware.

                                   THE COMPANY

     PTN is an interactive media content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company's strategy is to create content that is of great appeal to its targeted audience and attract advertisers desiring to reach this audience. The Company currently provides this content on its interactive web site known as "Fashion House with Niki Taylor", which utilizes the name and likeness of well-known model Niki Taylor. The Company also plans to provide similar content on additional web sites hosted by other well-known models and celebrities, television, print and other forms of traditional media. The Company's initial web sites will focus primarily on fashion, beauty, style, fitness and related subjects. In addition, the Company plans to create, market and sell calendars and electronic planners featuring photographs of models and other celebrities.

    The Company, through its predecessor, commenced operations in May 1997. At that time it entered into a License Agreement with a company controlled by Niki Taylor. That agreement provides for, among other things, the right to use Ms. Taylor's name and likeness in connection with the Company's "Fashion House with Niki Taylor" web site. Since commencement of operations, the Company has entered into an agreement with a web site designer and direct marketing agreements to sell flowers, videos and music compact disks on the Niki Taylor web site. In addition, the Company is currently negotiating with other well-known models to develop web sites which they will host. The Company also has entered into agreements with certain advertisers whose banner advertisements appear on its initial web site, and is negotiating with additional advertisers to place banner advertisements on its current and/or future web sites. There can be no assurance that any of these negotiations will be successful.

     Use of the Internet has grown steadily in recent years. According to International Data Corporation, an industry source, the number of users of the World Wide Web has increased from an estimated 16.1 million individuals at the end of 1995 to approximately 34.6 million users at the end of 1996, and this number is expected to increase to approximately 200 million users by the end of the year 2000. The Company's initial strategy is to capitalize on the opportunities created by the growth of this rapidly developing market, particularly by creating web sites targeting young women, which the Company believes is the fastest growing segment of the population using the Internet. The Company's plan is to develop web sites featuring popular fashion models, many of whom, such as Niki Taylor, are commonly referred to as "supermodels" in publications and other media. The Company, in the future, also may create web sites featuring other celebrities. These web sites are developed to appeal to women between the ages of 18 and 30, although the Company believes that some of the content it provides also appeals to men of similar ages. The Company's current web site focuses primarily on fashion, beauty, style, fitness and related subjects, and offers, or shortly will offer, several features, such as monthly letters from Niki Taylor, daily updated fashion editorials, photo scrapbooks featuring Niki Taylor, interactive chat sessions with Niki Taylor, entertainment coverage (e.g. movie, television and book reviews) and cooking and diet tips. The Company plans to operate additional web sites in the future, which are expected to offer similar features and services.

     The Company, similar to other web site operators, has recognized the growing commercial opportunities presented by the Internet and the World Wide Web, which the Company believes is emerging as a global marketplace for the transaction of business. The Company's strategy is to take advantage of many of these commercial outlets, including the sale of banner advertisements and sponsorships on its web sites to advertisers targeting consumers with similar demographic characteristics as visitors to the Company's web sites, direct response marketing of related products and services through arrangements with third parties, sales of downloadable electronic and paper calendars featuring host models, licensing of proprietary content and intellectual property rights to third parties, and subscription and membership online chat services.

     The Company plans to advertise and promote its web sites through various forms of media. It also plans to purchase banner advertisements on search engines on the World Wide Web, on a limited basis, as well as enter into advertising barter arrangements with other web sites. The Company further intends to promote its web sites through (i) advertising and promotional spots contained within Company-sponsored radio programs and (ii) by advertising in selected publications. The Company also will arrange for the promotion of its web sites by host models, to the extent that they are not prohibited from participating in any such promotion as a result of other commitments, or such promotion is limited by the terms of the Company's license with any model. Finally, promotional advertising in connection with products offered by the Company, including calendars and electronic planners, is another means by which the Company intends to promote its web sites.


     Although there are currently several web sites that focus on fashion and/or models, including sites that are operated by well-known publications and modeling agencies, the Company believes, although there can be no assurance, that its web sites will have a competitive advantage over these other sites, based on the popularity of its host models, among the audience that these sites target. The Company also believes, although there can be no assurance, that it will be able to enter into exclusive engagements with additional models and celebrities having significant appeal to the same targeted users of the World Wide Web. In addition, the Company plans to offer an online avenue for interactive communication covering topics such as fashion and health, with the primary focus on its web sites' models and celebrity hosts. The Company's goal is to operate the exclusive online access to select models such as Niki Taylor, and to provide visitors and members with information, photos and other content unavailable elsewhere. In the event the Company's strategy is successful, of which there can be no assurance, it believes that it will be one of few web site operators that offers features relating to fashion and beauty with the quality of content and celebrity appeal it intends to provide.

     Effective January 1, 1998, the Company had entered into a license agreement with a company controlled by well-known model, Tyra Banks, similar to the license agreement relating to Niki Taylor. In addition, the Company also entered into an agreement with Ms. Banks' company in connection with its creation, marketing and sale of calendars and electronic planners featuring photographs of Ms. Banks. She has recently declared the Company in breach of both of these agreements and has refused to perform under either of them. To date, the Company has advanced funds to Ms. Banks' company in the aggregate amount of $134,000. Although no litigation has been commenced against the Company as of the date of this Prospectus, the Company could be required to pay Ms. Banks' company up to an additional $153,000, in the event that an action is commenced against the Company for additional amounts alleged to be owed to Ms. Banks' company under the agreements, and such action is successful, or, in the alternative, the Company may elect to settle any such claim, if instituted, for a lesser amount. Any additional amounts which the Company would be required to pay to Ms. Banks' company will be paid out of the proceeds of this Offering. The Company also believes that it has certain claims under these agreements against Ms. Banks and/or her company, but has not yet determined whether to pursue these claims.


     The Company was incorporated under the laws of Delaware in January 1998, and is the surviving corporation of a merger with its predecessor Interactive Entertainment Studio, Inc., a Nevada corporation. The Company's executive offices are located at 313 North First Street, Ann Arbor, Michigan 48104 and its telephone number is (734) 327-0579.

                                  THE OFFERING

Common Stock offered
  by the Company.................................. 400,000 shares


Common Stock to be outstanding
  after the Offering .............................  3,441,680 shares(1)


Estimated Net Proceeds............................  $1,600,000

Use of Proceeds...................................

                                                   For marketing, sales and
                                                   consulting services, payment
                                                   of licensing fees to models,
                                                   design and development of
                                                   additional web sites,
                                                   equipment, professional fees,
                                                   photography sessions,
                                                   repayment of indebtedness to
                                                   an executive officer and
                                                   others, and working capital
                                                   and general corporate
                                                   purposes. See "Use of
                                                   Proceeds."


Risk Factors...................................... The Shares offered hereby are speculative and involve a
                                                   high degree or risk and
                                                   immediate substantial
                                                   dilution and should not be
                                                   purchased by investors who
                                                   cannot afford the loss of
                                                   their entire investment. See
                                                   "Risk Factors" and
                                                   "Dilution."


(1) Assumes the sale of all 400,000 Shares in this Offering. All share and per share data and information contained in this Prospectus relating to or based upon the number of shares of Common Stock outstanding does not include (i) 45,000 shares of Common Stock issuable upon the exercise of the 1997 Warrants, (ii) 108,334 shares of Common Stock issuable upon the exercise of the 1998 Warrants, (iii) 106,000 shares of Common Stock subject to options previously granted by the Company pursuant to the Option Plan or (iv) up to an additional 394,000 shares of Common Stock reserved for issuance upon the exercise of options which may, in the future, be granted under the Option Plan. See "Management - 1998 Stock Option Plan" and "Description of Securities."

                             SUMMARY FINANCIAL DATA

         The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto.

                                                        May 27, 1997
                                                        (Inception)              Six
                                                            to                Months Ended
                                                     December 31, 1997       June 30, 1998
                                                     -----------------       -------------
STATEMENT OF OPERATIONS:
Net sales.................................           $      -                $      -
Cost of revenues..........................               150,000                 200,000
Product development costs.................                29,630                 204,715
General and administrative costs..........                79,387                 135,261
Loss from operations......................              (259,017)               (539,976)
Interest expense--net.....................                 2,250                  12,553
Net loss..................................              (261,267)               (552,529)
Basic loss per share......................           $     (0.09)            $     (0.18)
Weighted average number of shares.........             3,041,680               3,041,680


BALANCE SHEET DATA:
                                                                                     JUNE 30, 1998
                                                           ----------------------------------------------------------------
                                  December 31,
                                      1997                 Actual                    Pro forma (1)           As Adjusted(2)
                                  ------------             ------                    -------------           --------------
Working capital (deficit)         $(259,294)              $(606,725)                   $(606,725)               $1,011,518
Total assets                         25,075                  61,682                      196,682                 1,082,432
Short-term debt                     282,385                 646,021                      781,021                    66,771
Shareholders equity                (257,310)               (584,339)                    (584,339)                1,015,661
(deficit)

----------------------
(1) Gives effect to the receipt of loans from Peter Klamka, the Company's Chairman, President and Chief Executive Officer, in July and August 1998, in the aggregate principal sum of $135,000. See "Certain Transactions."

(2) Gives effect to the sale of all 400,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, which includes (i) the repayment of loans to Mr. Klamka, in the aggregate principal amount of $405,000, (ii) the repayment of an additional outstanding indebtedness in an aggregate principal amount of $56,250, (iii) the payment of license fees to certain models in the aggregate amount of $200,000 and (iv) expenses related to the Tyra Banks calender in the amount of $53,000. See "Use of Proceeds."

                 DISCLOSURE REGARDING FORWARD LOOKING-STATEMENTS


         This Prospectus includes statements that are "forward-looking statements" including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Plan of Operations" and "Business" regarding the Company's financial position, business strategy and other plans and objectives for future operations, and future product demand, supply, manufacturing, costs, marketing, transportation and pricing factors, are forward-looking statements. All forward-looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

         An investment in the securities offered hereby is highly speculative and involves a high degree of risk, including, but not limited to, the risks described below. An investment should be made only by investors who can afford the loss of their entire investment. Each prospective investor, prior to making an investment decision, should carefully consider the following risk factors in addition to all of the other information provided in this Prospectus.


         EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; Anticipated Losses. The Company commenced operations through a predecessor company in May 1997 and was incorporated on January 14, 1998. The Company has generated extremely limited revenues to date, and has an extremely limited operating history upon which an evaluation of the Company, its business and its prospects can be made. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving market for Internet products and services. Specifically, such risks include the failure of the Company to anticipate and adapt to a developing market, the rejection of the Company's services and products by Internet users, development of equal or superior services or products by competitors and the failure of the market to adopt the Internet as a transaction medium.

         The Company has had limited financial resources to date and has incurred operating losses since its inception. As of June 30, 1998, the Company had an accumulated deficit of $813,796. The Company expects to continue to incur operating losses for the foreseeable future, due to the significant expenses which the Company expects to incur in the development and marketing of its initial web site hosted by model Niki Taylor, as well as any additional sites developed by the Company. These expenses include substantial advance royalty payments that the Company has agreed to make to Ms. Taylor. Additionally, to the extent that the Company engages additional models and/or celebrities for its web sites, it will most likely be required to pay advance royalties to those persons. The Company has generated extremely limited revenues to date from its "Fashion House with Niki Taylor" web site, and there can be no assurance that the Company will ever generate significant revenues from this web site or from any other business conducted by it. These initial revenues have been generated primarily from advertising placed on the site. The Company also expects to significantly increase its operating expenses to expand its sales and marketing operations, to fund greater levels of product development, and to develop other forms of revenue-generating business, such as direct response sales, licensing of the Company's proprietary materials to others, and celebrity chat clubs. While the Company believes, although there can be no assurance, that such other related businesses will, in the future, generate revenues in excess of the revenues generated by advertising, the Company does not expect significant revenues from such other businesses prior to December 1998. As a result of the foregoing factors, there can be no assurance that the Company's services and products will ever generate sufficient revenues or that the Company's operations will ever be profitable. See "Management's Plan of Operations" and Financial Statements.

         POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. Because of the Company's extremely limited operating history and the emerging nature of the markets in which it competes, management is unable to accurately forecast future revenues. The Company, to date, has generated only extremely limited revenues. The Company's contracts with advertisers typically guarantee the advertiser a minimum number of impressions or times that an advertisement appears in page views downloaded by visitors to the Company's web sites. To the extent that minimum impression levels are not achieved for any reason, the Company may be required to provide additional impressions after the contract term, which may adversely affect the availability of advertising inventory. To the extent minimum guaranteed impressions are not met, the Company will be required to defer the recognition of corresponding revenues until guaranteed impression levels are achieved. The Company's expense levels will be based in part on its expectations concerning future revenues and to a large extent will be fixed. Accordingly, the cancellation or deferral of a small number of advertising contracts could have a material adverse effect on the Company's business, results of operations or financial condition. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue would have an immediate adverse effect on the Company's business, results of operations and financial condition.

         The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are not in the Company's control. Such factors include the level of usage of the Internet, demand for Internet advertising, seasonal trends in both Internet usage and advertising placements, the advertising budgeting cycles of advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new services or products by the Company or its competitors, pricing changes in the industry, technical difficulties with respect to the Company's web sites, general economic conditions and economic conditions specific to the Internet and online media. As a result of any of the foregoing conditions, the Company may be required to make certain decisions in connection with the operation of its business which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Plan of Operations" and Financial Statements.

         DEVELOPING MARKET; DEPENDENCE ON CONTINUED GROWTH IN USE OF INTERNET; ACCEPTANCE OF INTERNET AS AN ADVERTISING MEDIUM. The market for the Company's services and products is relatively new and has only recently begun to develop. This market also is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Internet. The Company's business is highly dependent upon the continued growth in use of the Internet, particularly by women of all ages, for information, interaction, distribution and commerce. Although the Company intends to create web sites that appeal to men and women of various ages, the Company believes that women will constitute the primary audience for many of the services and products to be offered on the Company's web sites. The Company's ability to generate sufficient revenues will therefore be highly dependent on a significant and continued increase in the use of the Internet, particularly by women. Furthermore, the Internet is still an unproven medium for paid services such as those which the Company currently provides and intends to provide in the future, including the placement of effective advertising by site sponsors. Accordingly, the Company's future operating results will depend substantially upon such continued growth in use, as well as the emergence of the Internet as an effective commerce medium. Additionally, critical issues concerning the commercial use of the Internet (such as security, reliability, cost, ease of use, access, quality of service and acceptance of advertising), remains a barrier to entry for many individuals and businesses and therefore may impact the rate of growth of Internet use. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective commerce medium, the Company's business, results of operations and financial condition will be materially adversely affected.

         DEPENDENCE ON ADVERTISING REVENUES. The Company expects to derive substantially all of its initial revenues from the sale of advertisements on its initial web site, and expects this to continue until at least December 1998. The Company, to date, has obtained commitments from certain advertisers for advertising on its "Fashion House with Niki Taylor" web site, and is currently negotiating with additional advertisers for the sale of advertisements. There can be no assurance that any of such negotiations will result in a commitment to advertise on any of the Company's web sites. Existing advertising placement contracts are for relatively short terms, generally three months or less, and are terminable by advertisers at any time on very short notice. Consequently, the Company's advertising clients will be able to eliminate or move their advertising to competing Internet sites or from the Internet to traditional media, quickly and at low cost. The Company's ability to generate advertising revenues will depend upon, among other factors, the acceptance of the Company's web sites as attractive and sustainable media, the development of a large audience of users of the Company's web sites and the effective development of media properties that provide user demographic characteristics that will be attractive to advertisers.

         There is currently intense competition in the sale of advertising on the Internet. This competition has resulted in a wide range of advertising rates for a variety of advertising services, making it difficult to project future levels of Internet advertising revenues which may be realized by the Company or any of its competitors. Competition among current and future web sites, as well as competition from traditional media for advertising placements, could result in significant price competition and reductions in the Company's projected advertising prices and revenues. In the event that the Company fails to attract advertising customers, loses customers after they have been retained, or is forced to reduce advertising rates in order to retain or attract advertisers, the Company's business, results of operations and financial condition could be materially and adversely affected. See "Business - Sources of Revenue -- Advertising."

         DEPENDENCE ON REVENUES FROM OTHER SOURCES. After the Company's web sites have been established and have started to gain recognition (of which no assurance can be given thereof), the Company's ability to expand its business will become dependent upon its success in generating significant revenues from sources other than advertising placements on its web sites. The Company intends to enter into direct marketing arrangements with a variety of businesses in connection with the sale of their products and services on the Company's web sites. The Company, to date, has entered into a direct marketing agreement with a company to promote the sale of flowers on the "Fashion House with Niki Taylor" web site. This agreement provides for the payment of commissions to the Company based on a percentage of net sales for flowers sold through the web site. The Company also has entered into an agreement with another company to provide for the exclusive sale by that company of videos and music compact disks on the "Fashion House with Niki Taylor" web site for which the Company would similarly receive commissions based on net sales. The Company expects product sales, with respect to the sale of flowers, to commence on the web site on or before August 30, 1998. Sales of music compact disks and videos have recently commenced on the Company's web site. In addition, the Company has contracted the services of third parties to create fashion and swimsuit electronic planners and paper calendars based on models appearing on the Company's web sites. The electronic planners, to the extent offered by the Company, will be created so that they can be downloaded to a user's computer for a fee. The Company also plans to sell paper calendars through its web sites and in retail stores. The Company also intends to create a daily syndicated radio show, of approximately 90 seconds in length, covering fashion and other subjects. The Company plans to use the syndicated show to promote its web sites and other services and products, and also plans to sell advertising time for up to 30 seconds per show, as an additional source of revenues. There are several other businesses which provide similar services and products as those contemplated by the Company and there can be no assurance that the Company will ever be able to create and maintain other sources of revenue sufficient for the Company to be profitable. In the event that the Company is unable to generate significant revenues from any sources other than advertising placements, the Company's business, results of operations and financial condition could be materially and adversely affected. See "Business-Sources of Revenue."


         TECHNOLOGICAL CHANGE. The primary market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, the Company's success will depend in significant part on its ability to adapt to rapidly changing technologies, the ability to adapt its services and products to evolving industry standards, and to continually improve the performance, features and reliability of its services and products in response to evolving demands in the marketplace and competitive service and product offerings. In addition, the widespread adoption of new web functionality through developments such as "JAVA", Virtual Reality Modeling Language and other multimedia technologies could require substantial expenditures by the Company and could fundamentally affect the nature, viability and measurability of web-based advertising. The failure of the Company to adapt to such changes and evolution would have a materially adverse effect on the Company's business, results of operations and financial condition.


         UNPROVEN ACCEPTANCE OF THE COMPANY'S WEB SITES AND CONTENT. The Company's success is dependent upon its ability to deliver original and compelling content in order to attract users. Since the Company has only recently launched its initial web site it is too early to determine the level of its acceptance by consumers, and there can be no assurance that the Company's current web site and/or future web sites, to the extent developed and launched, will contain content which will be attractive to a sufficient number of users to generate advertising revenues or that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of new and repeat users to its sites. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services, such as the Company's web sites are subject to a high level of uncertainty and risk. Because this market is new and evolving, it is difficult to predict future growth. There can be no assurance that the Company will be able to successfully develop a market for its web sites or that demand will emerge or become sustainable. If the Company's web sites and the content contained thereon are not accepted, or develop more slowly than expected, or the market becomes saturated with competitors, the Company's business, results of operations and financial condition will be materially and adversely affected. See "Business - Web Sites."

         DEPENDENCE ON LICENSES WITH MODELS AND OTHER CELEBRITY HOSTS. To date, the Company has retained the services of one model to host its initial web site. The Company has entered into a license with a company controlled by Niki Taylor which permits the use of Ms. Taylor's name and likeness in connection with the "Fashion House with Niki Taylor" web site, as well as certain services to be provided by Ms. Taylor, including her appearance for one eight-hour photo shoot (which has already taken place) and two four-hour publicity appearances. Ms. Taylor, at her sole option, may also participate by telephone or in-person, in exclusive interviews and/or on-line chat sessions. The Company expects to enter into licenses with other models, in the near future, although there can be no assurance that the Company will be able to successfully retain the services of any other models on terms that are mutually agreeable to the Company and those models. The Company's license with Ms. Taylor expires on September 30, 1998, but will be automatically extended for two consecutive one year periods, unless either the Company or Ms. Taylor terminates the license as of the end of the then current term. There can be no assurance that Ms. Taylor will not terminate this license as of September 30, 1998, although the Company has no reason to believe that she will do so. The expiration or termination of this license would have a material adverse effect on the Company's business, results of operations and financial condition.


         Although the Company anticipates that the content of its web sites will consist of articles and photographs pertaining to fashion, beauty, style and entertainment, and that its web sites will provide an avenue for users to share general tips and advice relating to these subjects, the Company believes that the celebrity models whose services it obtains to host the Company's web sites will be the principal attraction. In the event the Company is unable to retain the services of a sufficient number of celebrities to host its web sites, or maintain the services of such celebrities for an extended period of time, it is highly unlikely that the Company's web sites would attract the number of users which would be required to obtain significant advertising and merchandisers. These circumstances would most likely result in the termination of the Company's business and the loss of an investor's entire investment. In addition, the success of the Company's web sites will be highly dependent on the continued popularity of the celebrity models who host the sites. In the event that the popularity of any such celebrity model fades in the public eye, including, for among other reasons, disclosure of allegedly illegal or immoral acts by such celebrity model, the Company will in all likelihood find it necessary to terminate its relationship with that celebrity model. A suitable replacement may not be available on a timely basis and on terms and conditions mutually agreeable to the Company and any such potential replacement. In the event that the Company is not able to timely replace a celebrity model, this failure could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business - Web Sites."


         DEPENDENCE ON THIRD-PARTY DEVELOPERS AND CONTENT PROVIDERS. The Company is in an early development stage and currently has only two employees. A key element of the Company's business is the development and design of its web sites. In connection therewith, the Company has and will continue to rely on the development efforts of third-party developers. The Company's initial web site was designed and developed by an independent third party, which also has agreed to design and develop additional web sites for the Company. The Company believes that this firm has the personnel and equipment to develop and design additional web sites, upon the Company's request, to the specifications provided by the Company. In the event that this developer is unable to successfully design and develop any additional web sites, in a timely manner, or at all, the Company would be required to engage the services of an alternate developer. While the Company believes that there are several developers who could design and develop the Company's web sites, the delays caused by the Company's need to engage the services of another developer could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company also will be relying on third parties to provide the content for the Company's web sites. The Company also will require the services of additional third-party developers and content providers to create the news, reviews and other entertainment features which the Company intends to include on its web sites, as well as personnel to handle the ongoing administration of the Company's web sites, to the extent that the administration of the sites is not performed by employees of the Company. There can be no assurance that the Company's current or future affiliations with developers, content providers or administrative personnel will result in effective content development and administration of the Company's web sites, or that their efforts will result in significant revenues for the Company. Any failure of such persons to develop and maintain high quality and successful technology and content for the Company's web sites would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business - Design and Development of Web Sites."


         DEPENDENCE ON OTHER WEB SITES AND PROVIDERS. The Company's ability to advertise on other web sites and the willingness of the owners of such sites to direct users to the Company web sites through hypertext links will be critical to the Company's operations. Search engines, directories and other navigational tools managed by Internet service providers and web browser companies also will significantly affect traffic to the Company's web sites. The Company also will depend on its relationships with third party vendors of Internet development tools and technologies in order to develop the content required to attract users to its web sites. Developing and maintaining satisfactory relationships with such persons could become more difficult and expensive as competition increases among content providers. If the Company is unable to develop and maintain satisfactory relationships with such third parties, or if the Company's competitors are better able to maintain such relationships, the Company's business, results of operations and financial condition could be materially and adversely affected.

         RISK OF CAPACITY CONSTRAINTS. A key element of the Company's business will be to generate a high volume of traffic to its web sites. Any system failure that causes interruptions in the availability or increases response time of the Company's services would reduce traffic to the Company's web sites and, if sustained or repeated, would reduce the attractiveness of the Company's services to advertisers and other future potential customers or visitors to the Company's web sites. An increase in the volume of traffic to the Company's web sites could adversely effect the capacity of the software or hardware deployed by the Company, which could lead to slower response time or even system failures. The Company is also dependent upon web browsers and Internet and online services providers for access to its services and consumers may experience difficulties due to system failures unrelated to the Company's systems. To the extent that the above-described capacity constraints are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business - Operations, Security and Technology."

         SECURITY RISKS. Although the Company has engaged a third party, Digex, Inc. ("Digex") to host its initial web site, and intends to engage third parties to host all its web sites, which third parties typically will provide such security as they are able, the Internet infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems by its customers and other Internet users. These factors could lead to interruption, delays or cessation in service. In addition, unauthorized use of the Internet could also jeopardize the security of confidential information stored in computer systems of the Company's customers and other parties using the Internet, which could deter potential customers from accessing the Company's web sites and give rise to liability to users whose security or privacy has been infringed. A security breach could result in loss of customers, damage to the Company's reputation, damage to the Company's web sites, costs of repair and detection, and other expenses. The occurrence of any of these events could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business
- Operations, Security and Technology."

         COMPETITION. The market for Internet services and products is highly competitive and competition is expected to continue to increase significantly in the future. In addition, the Company expects the market for web-based advertising, to the extent it develops, to be intensely competitive. There are no significant barriers to developing web sites, and the Company expects competition to continue to grow. The Company competes with a significant number of web content providers, several of which offer competitive services and/or products, and address certain of the Company's target markets, including, among others, Women's Wire, Elle Magazine, Ford Models, Inc. and Pataxi Entertainment Network, Inc. (operator of supermodel.com). Many of these competitors have significantly greater financial, technical and marketing resources than the Company, and include companies that are larger and better capitalized than the Company. These competitors may also have expertise and established brand recognition in the Internet market. There can be no assurance that the Company's competitors will not develop Internet services and products that are superior to those currently offered or contemplated by the Company or that they will not achieve greater market acceptance than the Company's contemplated services and products. In addition, the Company competes with these competitors, online services and other web site operators, for the same sources of advertising and direct marketing revenue.

         The Company's web site competes with (and any future developed web sites will compete with) other forms of media, such as television, radio and print media, many of which provide services and products that are similar to those which the Company currently provides and also intends to provide through its web sites. Although traditional media outlets do not offer many of the interactive features available through the Internet (such as online chat rooms and E-mail), there are numerous publications, as well as television and radio programs, which provide editorial content similar to that which the Company provides on its web site, as well as articles and features on fashion, beauty, health and celebrities. The Company also will compete with these traditional media outlets for advertising revenue and direct marketing revenue.

         Although the Company believes that there exists a large share of advertising dollars available to the Company and other web site operators, as well as several other commercial opportunities for the generation of revenues through the Company's contemplated web sites, competition among current and future web sites, as well as competition with other forms of media for advertising placements, could result in significant price competition and reductions in advertising revenues. There can be no assurance that the Company will ever be able to compete successfully with potential competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business - Competition."

         PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY. The Company regards its technology and content created for its web sites as proprietary and will attempt to protect such proprietary rights through, among other means, trademark and copyright registration, trade secret protection and confidentiality and non-disclosure agreements with its employees and independent contractors. The Company intends to pursue registration of certain trademarks and copyrights in the United States and in any foreign countries in which such trademarks and copyrights are used. Effective trademark, copyright and trade secret protection may afford the Company only limited protection in the United States and may not be available in every country in which the Company's web sites, and services and products included thereon, are distributed or made available. Despite the Company's efforts to protect such proprietary rights, the rapid pace of technological innovation on the Internet makes it possible for third parties to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's technology and intellectual property will be difficult. There can be no assurance that the precautions taken by the Company will prevent misappropriation or infringement of its technology or intellectual property. In addition, notwithstanding the Company's best efforts to obtain confidentiality agreements from all employees and independent contractors providing services in connection with the development and design of the Company's web sites, no assurance can be given that others will not gain access to the Company's trade secrets, that such agreements will be honored by employees and independent contractors, or enforced by the courts, or that the Company will be able to effectively protect its rights to its proprietary technology and intellectual property.

         The Company believes that its trademarks, copyrights and other intellectual property rights will not infringe the trademarks of others. There can be no assurance that the Company will succeed in obtaining registrations of its trademarks, or that others, who may have significantly greater resources than the Company, will not challenge the Company's use of its trademarks and other intellectual property, or seek to market their own services or products using similar trademarks or other intellectual property. In the event that the Company seeks to enforce its rights with respect to any intellectual property rights, or a third party seeks to enforce its rights against the Company with respect to any intellectual property right, litigation may be required, which would result in substantial costs and diversion of the Company's resources and could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business - Trademarks and Proprietary Rights."

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The Company's proposed business is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent or patently offensive communications on the Internet (although certain provisions of that law have recently been held to be unconstitutional). The manner in which this law, or any similar law which may be adopted in the future, will be interpreted and enforced and its effects on the Company's proposed operations cannot yet be fully determined. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain. Any such new legislation or regulation could have an adverse effect on the Company's business, results of operations and financial condition. See "Business - Government Regulations."

         LIABILITY FOR INFORMATION DOWNLOADED FROM INTERNET; INSURANCE. Because materials may be downloaded from the Company's web sites and subsequently distributed to others, there is the possibility that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of the material on the Company's web sites. These types of claims have been brought and sometimes successfully argued, against online services. In addition, the Company could be exposed to liability with respect to products that may be accessible through the Company's web sites. For example, product liability claims could be made with respect to products, purchased through the Company's web sites, which cause injury, or claims could be made if material alleged to be inappropriate for viewing by children may be accessed through the Company's web sites. Although the Company carries general liability insurance which it believes to be sufficient for its proposed business and consistent with standard industry practices, the insurance may not cover potential claims of these types and may not be adequate to indemnify the Company from all liability that may be imposed. Additionally, the Company is expected to be named as an additional insured on the liability policies carried by Digex, the web host of the "Fashion House with Niki Taylor" web site, and will request to be included as an additional insured on the liability policies of any additional web hosts that it engages to host the Company's web sites. No assurance can be given that any of these web hosts will agree to name the Company as an additional insured or that if so named that any such policies will adequately protect the Company against potential claims. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

         RELIANCE ON KEY PERSONNEL. The success of the Company will be largely dependent on the efforts of Peter Klamka, its Chairman, President and Chief Executive Officer, and his ability to forge new relationships with celebrity models and to maintain such relationships, as well as to oversee the development and maintenance of the Company's web sites and other services and products. The Company's success will also be highly dependent on Mr. Klamka's ability, as well as the ability of others employed by the Company, to obtain advertising placements consistent with the demographic characteristics of the users of the Company's web sites. The Company has not entered into an employment agreement with Mr. Klamka and Mr. Klamka has not entered into any agreement restricting his involvement in a business which competes with the Company. As a result, Mr. Klamka is an employee-at-will and has the right to leave the Company at any time. Mr. Klamka has informed the Company that he intends to devote a substantial portion of his working time to the business of the Company, and that he also intends to devote a portion of his time to other business interests that do not compete with the Company's business. In addition, Mr. Klamka is not restricted from entering into a competing business, after the term of his employment with the Company; provided, however, that he would not be permitted to use proprietary information and trade secrets belonging to the Company. The loss of his services would have a material adverse effect on the Company's business and prospects. The success of the Company will also be dependent upon its ability to hire and retain qualified writers, editors and technical personnel, as well as qualified marketing, financial and other personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. See "Management."

         LACK OF COMMERCIAL INTERNET EXPERIENCE; UNCERTAIN ABILITY TO MANAGE GROWTH. The Company's current management has only limited experience in managing the commercial operation of web sites on the Internet. Since the industry is relatively new, the availability of qualified personnel also may be limited. In order to manage the possible rapid growth of its operations, the Company will be required to implement and improve its operational and financial systems, procedures and controls and to train, manage and control its growing employee base. This growth could place a significant strain on the Company's financial, management and other resources. The Company's future performance will depend in part on its ability to manage expansion, including, without limitation, the development, planning, timing and execution of the introduction of new services and products, the design and development of new and entertaining web sites, and the development and implementation of advertising and marketing strategies. In addition, the Company's ability to manage any growth effectively will require it to continue to improve its operational and financial control systems and infrastructure, and to attract, train, motivate, manage and retain key employees. If the Company's management were to become unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected.

         CONTROL BY MANAGEMENT. Upon the consummation of this Offering, Peter Klamka, Chairman, President and Chief Executive Officer of the Company, will beneficially own greater than 50% of the Company's outstanding capital stock. Accordingly, Mr. Klamka will be in a position to control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge, or sell the assets of the Company and generally direct the affairs of the Company. See "Management" and "Principal Stockholders."

         POTENTIAL LITIGATION. Effective January 1, 1998, the Company had entered into a license agreement with a company controlled by well-known model, Tyra Banks, similar to the license agreement relating to Niki Taylor. In addition, the Company also entered into an agreement with Ms. Banks' company in connection with its creation, marketing and sale of calendars and electronic planners featuring photographs of Ms. Banks. She has recently declared the Company in breach of both of these agreements and has refused to perform under either of them. To date, the Company has advanced funds to Ms. Banks' company in the aggregate amount of $134,000. Although no litigation has been commenced against the Company as of the date of this Prospectus, the Company could be required to pay Ms. Banks' company up to an additional $153,000, in the event that an action is commenced against the Company for additional amounts alleged to be owed to Ms. Banks' company under the agreements, and such action is successful. If litigation is commenced against the Company, the Company intends to vigorously defend any causes of action stated, although there can be no assurance than any such matters will be resolved in favor of the Company, that the Company will not be required to expend significant funds to defend these matters, or that the outcome of any litigation or settlement will not result in the payment of significant funds or otherwise have an adverse effect on the Company. The Company also believes that it has certain claims under the stated agreements against Ms. Banks and/or her company, although there can be no assurance as to the viability of any such claim or the Company's likelihood of success with respect thereto. The Company has not yet determined whether to pursue any of these claims. Any amounts which the Company would be required to pay to Ms. Banks' company will be paid out of the proceeds of this Offering.


         DEPENDENCE ON OFFERING PROCEEDS; NEED TO RAISE ADDITIONAL FUNDS. The Company is dependent on and intends to use a substantial portion of the net proceeds of this Offering to further its operations. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the substantial start-up costs associated with its initial web site), that the net proceeds of this Offering, assuming the sale of all 400,000 Shares offered hereby, together with projected cash flow from operations and available cash resources, will be sufficient to satisfy anticipated cash requirements for at least 18 months following the consummation of this Offering. In the event that the Company raises less than the estimated maximum amount of net proceeds available pursuant to this Offering, or the Company's plans change, its assumptions change or prove to be inaccurate or the net proceeds of this Offering or cash flow prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated or curtail certain of its planned activities. In the event that any of the outstanding 1997 Warrants or 1998 Warrants are exercised, the Company could raise additional gross proceeds of up to $571,000, although there can be no assurance that any of the 1997 or 1998 Warrants will ever be exercised. The Company may determine, depending on the opportunities available to it, to seek additional equity or debt financing to fund the cost of its operations. To the extent that the Company chooses to raise additional funds by issuing equity securities, this issuance could result in the further substantial dilution of the interests of the Company's stockholders. Additionally, to the extent that the Company issues debt securities to raise funds or otherwise incurs indebtedness, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that the existing stockholders will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. See "Use of Proceeds" and "Management's Plan of Operations."


         GOING CONCERN ISSUES IN INDEPENDENT AUDITORS' REPORT. As a result of the Company's having been in the development stage since its inception, its lack of revenues to date and its incurrence of net losses during such period, the Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's financial statements for the period ended December 31, 1997, regarding having substantial doubt about the Company's ability to continue as a going concern without additional financing. See Note 1 to the Financial Statements included elsewhere in this Prospectus.

         NO MINIMUM SALE REQUIREMENT OR PURCHASE COMMITMENT OFFERING. The Company will use its best efforts to sell all of the Shares offered hereby. These sales may be made either directly by the Company, through its officers and directors, or with the assistance of one or more Selling Agents. None of the Company, the Selling Agents, if any, or any other person, has made any commitment to purchase any of the Shares offered hereby. Consequently, there can be no assurance that any of the Shares will be sold. Additionally, there is no minimum purchase required to effect the consummation of this Offering. Since subscriptions by investors to purchase Shares in this Offering are irrevocable upon receipt by the Company, there is a risk that this Offering will be consummated with the Company receiving aggregate gross proceeds significantly less than the maximum amount of $2,000,000, in the event that all 400,000 shares are purchased in this Offering. To the extent that the net proceeds raised by the Company are substantially less than the maximum amount, the Company's opportunities would be severely diminished. In the event that an alternate source of financing is not obtained in a timely manner, those investors who participate in this Offering risk the loss of their entire investments. See "Use of Proceeds," "Management's Plan of Operations" and "Plan of Distribution."


         IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value per share of Common Stock of $4.70 from the public offering price per share (assuming sale of all the Shares offered hereby) and may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. See "Dilution."

         BULLETIN BOARD; NO ASSURANCE OF PUBLIC MARKET. Prior to this Offering, there has been no public trading market for the Common Stock. The Company's shares of Common Stock will be traded in the over-the-counter market. It is anticipated that they will be quoted on the "Electronic Bulletin Board", an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq SmallCap Market or National Market, or, in the event that the Company is unable to include its shares of Common Stock for quotation on the Bulletin Board then in the NQB "Pink Sheets" published by the National Quotation Bureau Incorporated. Although the Bulletin Board has recently begun to receive greater recognition from the brokerage community, the trading volume of securities quoted on the Bulletin Board is normally significantly less than that of securities traded in the Nasdaq SmallCap and National Markets. Trading volume in the Pink Sheets also is significantly less than on the Bulletin Board. As a result, purchasers of the Company's shares of Common Stock may have more difficulty selling or obtaining quotations of the price of the Company's securities than they would have if they were listed on Nasdaq or a national securities exchange, particularly if the shares are traded in the Pink Sheets. Unless and until the Company's Common Stock is listed on the Nasdaq or a national securities exchange (of which no assurance can be given), the liquidity of the Company's Common Stock may be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in securities analysts and the news media's coverage of the Company, if any, and lower prices for the Company's shares of Common Stock than might otherwise be obtained. Additionally, since the Company is not utilizing the services of an underwriter in connection with its sale of the Shares in this Offering, there can be no assurance that any broker-dealer will make a market in the Common Stock. Making a market in securities involves maintaining bid and ask quotations and being able, as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company. There can be no assurance that a regular trading market for the Common Stock will develop after this Offering or that, if developed, it will be sustained. Therefore, purchasers of the Shares should have a long-term investment intent and should recognize that it may be difficult to sell their Shares, notwithstanding the fact that they are not restricted securities.

         DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. The offering price of the Shares was determined by the Company and does not bear any direct relationship to the value of the physical assets of the Company, the book value of the Company, or any other generally accepted criteria of valuation. The price and other terms were based on a number of factors including, without limitation, the estimates of the business potential and earnings prospects of the Company and the consideration of such potential earnings in relation to market valuations of comparable companies. The offering price is not necessarily an indication of the actual value of such securities at the time of this Offering. Additionally, the market price for the Company's securities following this Offering may be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as the Company's financial results and introduction of new products and services by the Company or its competitors, and various factors affecting the Internet industry generally, may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of these companies. See "Plan of Distribution."

         DIVIDEND POLICY. The Company has not paid any dividends to its stockholders to date. The Company intends to retain earnings, if any, to finance the operation and expansion of its business and, therefore, does not expect to pay cash dividends in the foreseeable future. See "Description of Securities - Dividend Policy."


         SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this Offering (assuming the sale of all 400,000 Shares), the Company will have 3,441,680 shares of Common Stock outstanding. Of these shares of Common Stock, all of the Shares sold in this Offering will be freely transferable without restriction or limitation under the Securities Act, except for any Shares purchased or owned by affiliates of the Company, as such term is defined in Rule 144 promulgated under the Securities Act. The remaining 3,041,680 shares constitute "restricted securities" within the meaning of Rule 144 and may be sold without registration pursuant to such rule, at various times commencing on June 1, 1998. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even, the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."

         AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities - Preferred Stock."


         RISK OF LOW-PRICED STOCK. Since the Shares will initially be traded in the over-the-counter market on the Bulletin Board or in the Pink Sheets, if the market price of the Company's Common Stock decreases to less than $5.00 per share, trading would become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). These rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current bid and offer quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


           The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of purchasers in this Offering to sell their Shares in the secondary market. These requirements also may reduce the likelihood that a bank or financial institution will accept the Company's Common Stock as collateral.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of all 400,000 Shares offered by the Company hereby at an offering price of $5.00 per share are estimated to be approximately $1,600,000, after deducting discounts and commissions payable to Selling Agents (assuming the payment of commissions in a maximum amount of $200,000) and estimated offering expenses of $200,000 payable by the Company. The Company expects to use the net proceeds of this Offering as follows:

         The following table sets forth the Company's estimated use of the net proceeds of this Offering assuming aggregate proceeds from the sale of Shares of $2,000,000, $1,500,000 and $1,000,000, respectively. In each case discounts and commissions paid to Selling Agents is assumed to be 10% of the aggregate proceeds raised and other offering expenses aggregate $200,000.

                                   $2 Million                        $1.5 Million                       $1 Million
                                   ----------                        ------------                       ----------
Licensing Fees Payable  to         $500,000                          $300,000                           $300,000
Models(1)

Photographs and                    $165,000                          $ 70,000                           $ 70,000
Printing(2)

Repayment of                       $461,250                          $461,250                           $ 56,250
Indebtedness(3)

Web Site Design (4)                $140,000                          $ 75,000                           $ 75,000

Public Relations and               $175,000                          $125,000                           $105,000
Advertising (5)

Computer Equipment                 $ 50,000                               ---                               ---

Working Capital (6)                $108,750                          $118,750                           $ 93,750

-------------------


(1) The Niki Taylor License (as hereinafter defined) provides for advance payments against future royalties, of which $100,000 remains outstanding and payable by the Company. This amount will be paid from the proceeds of this Offering. The Company also previously advanced an aggregate of $134,000 to a company controlled by well-known model, Tyra Banks, pursuant to a license agreement and an agreement for the sale of calendars and electronic planners. Ms. Banks has claimed that the Company breached these agreements and has refused to perform under either agreement. Ms. Banks' company could bring an action against the Company for additional amounts allegedly owed under these agreements, in an approximate sum of $153,000. If the Company agrees to settle any potential claims or is required to pay any additional amounts to Ms. Banks' company, such funds will paid from the proceeds of this Offering. If the Company raises gross proceeds of at least $1,500,000, it may enter into licenses with additional models or celebrities which would require the payment of additional licensing fees. See "Business - Web Sites."

(2) These amounts include payment for photo sessions to take exclusive shots of models for use in connection with the Company's web sites and electronic planners, as well as for use in the Company's advertising and marketing materials. See "Business - Web Sites," and " Sources of Revenue -- Electronic Planners."

(3) Includes the Company's repayment of outstanding loans, in an aggregate principal amount of $405,000, to Peter Klamka, the Company's Chairman, President and Chief Executive Officer, upon the consummation of this Offering. This indebtedness is not due until the earlier of (i) the date that the Company has raised an aggregate of not less than $1,500,000 in one or more public offerings of any of its securities or
         (ii) May 2001. Also includes the Company's repayment of $56,250, plus interest at the rate of 8% per annum, to four individuals pursuant to promissory notes which were due and payable in July 1998. The Company intends to pay the principal and interest on this outstanding indebtedness from the proceeds of this Offering. There can be no assurance that one or more of the individuals holding such promissory notes will not declare the Company in default thereunder, and require the Company to immediately pay the entire amount of principal and interest outstanding. See "Certain Transactions."


(4) Reflects payments to a third party web designer. See "Business - Design and Development of Web Sites."

(5) Includes amounts payable to a public relations firm, which the Company has retained, and expenses relating to print and/or electronic advertising. See "Business - Sources of Revenue -- Advertising" and " - Marketing and Promotion -- Public Relations."

(6) The Company may use a portion of the proceeds allocated to working capital to pay salaries of non-executive employees.




The foregoing represents the Company's current estimate of its allocation of the net proceeds of the Offering. This estimate is based on certain assumptions, including without limitation the growth in revenues derived from the "Fashion House with Niki Taylor" web site, as to which there can be no assurance.


The amounts actually expended for each purpose set forth in "Use of Proceeds" may vary significantly in the event any of these assumptions prove inaccurate. The Company reserves the right to change its use of proceeds as unanticipated events may cause the Company to redirect its priorities and reallocate the proceeds accordingly. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products. Although the Company evaluates potential acquisitions or businesses and products from time to time, there are no present understandings, commitments or agreements with respect to any such acquisitions.

Pending utilization, the net proceeds of the Offering will be invested in short-term, interest-bearing investments.


Any additional proceeds received upon exercise of the 1997 Warrants, the 1998 Warrants or options granted pursuant to the Option Plan will be added to working capital. There can be no assurance that the 1997 Warrants, the 1998 Warrants or such options granted pursuant to the Option Plan will be exercised.

                                 CAPITALIZATION


         The following table sets forth the short-term debt and capitalization of the Company: (i) as of June 30, 1998 and (ii) pro forma to give effect to the receipt of loans from Peter Klamka, the Company's Chairman, President and Chief Executive Officer, in July and August 1998, in the aggregate principal sum of $135,000 and (iii) as adjusted for the sale of 400,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


                                                                                              JUNE 30, 1998
                                                                                ----------------------------------------------
                                                                                ACTUAL           PRO FORMA         AS ADJUSTED
                                                                                ------           ---------         -----------
Short-term debt                                                                 $ 646,021        $ 781,021         $  66,771
                                                                                ---------        ---------         ---------
Shareholders' equity:
  Preferred stock, $.0l par value; 1,000,000
  shares authorized, none issued or outstanding                                     ---               ---               ---

Common stock, $.001 par value;
  10,000,000 shares authorized;  3,041,680
  issued and outstanding, actual and pro forma; 3,441,680,
  shares issued and outstanding (as adjusted).                                      3,042            3,042              3,442


Additional paid-in capital                                                        226,415          226,415          1,826,015

Accumulated deficit                                                              (813,796)        (813,796)          (813,796)
                                                                                ---------        ---------         ----------

Total shareholders' equity (deficit)                                             (584,339)        (584,339)         1,015,661
                                                                                ---------        ---------         ----------

Total capitalization                                                             $ 61,682        $ 196,682         $1,082,432
                                                                                 ========        =========         ==========

                                    DILUTION


         The difference between the public offering price per share of the Common Stock and the pro forma net tangible book value per share of the Common Stock of the Company after this Offering constitutes the dilution to investors in this Offering. The pro forma net tangible book value of the Company as of June 30, 1998 was $(602,582) or $(.20) per share of Common Stock with a total of 3,041,680 shares outstanding. As a result of the sale of the maximum of 400,000 Shares offered by the Company hereby and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1998, would have been $1,015,661 and $.30 per share of Common Stock, calculated on a total of 3,441,680 shares of Common Stock outstanding. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $.50 per share and an immediate dilution to purchasers in this Offering of 4.70 per share.


        The following table illustrates the foregoing dilution to the investors on a per share basis (1):


Common Stock Share Purchase Price                                         $5.00

Pro forma net tangible book value per share of             (.20)
Common Stock before Offering
Increase in pro forma net tangible book value               .50
per share of Common Stock attributable to new

investors

Pro forma net tangible book value per share of                              .30
                                                                            ---
Common Stock after Offering
Dilution of pro forma net tangible book value                             $4.70
                                                                          =====
per share of Common Stock to new investors


--------------------------
(1) The above table assumes gross proceeds raised in this Offering of $2,000,000. In the event that the Company raises gross proceeds of less than $2,000,000 dilution to purchasers in this Offering will be less.

         The following table sets forth, with respect to the initial stockholders and the new stockholders, a comparison of the number and percentage of their shares of Common Stock, the amount and percentage of consideration paid and the average price per share paid to the Company for those shares.

                                                                                                     AVERAGE
                                                                AMOUNT                                PRICE
                         SHARES             PERCENTAGE           PAID          PERCENTAGE           PER SHARE
                         ------             ----------          ------         ----------           ---------
INITIAL STOCKHOLDERS    3,041,680              88.4%          $229,457           10.3%                $.08


NEW STOCKHOLDERS          400,000              11.6%         2,000,000           89.7%                5.00
                       ----------          --------         ----------          ------
                        3,441,680              100%         $2,229,457            100%
                       ==========          ========         ==========          ======

                         MANAGEMENT'S PLAN OF OPERATIONS


OVERVIEW

         Although, the Company entered into an agreement with a company controlled by fashion model, Niki Taylor, in June 1997, for Ms. Taylor to host "Fashion House with Niki Taylor", the Company's initial web site, this web site was not launched until recently. The Company was not able to launch the web site sooner, due to the period of time required to raise the funds necessary to develop the site and commence operations, the approximate cost of which was $150,000, not including the advance of $50,000 paid to Ms. Taylor's company. Additionally, the Company has advanced $134,000 to a company controlled by fashion model, Tyra Banks, pursuant to certain agreements between the Company and Ms. Banks' company. The Company has also incurred expenses of approximately $10,000, to date, in connection with the development of the intended web site to have been hosted by Ms. Banks and in connection with the development of calendars featuring her. The Company has generated extremely limited revenues to date.


OPERATIONS FOR THE NEXT TWELVE MONTHS


         For the next twelve months the Company will expand its content offerings on the "Fashion House with Niki Taylor" web site, as well as continue to add more advertising and other sources of revenue to its site. The Company's license agreement with Niki Taylor's company contains an automatic renewal provision for two additional twelve month terms, unless terminated by Ms. Taylor's company or the Company. The first of these renewals will occur in September 1998. The Company has no reason to believe that Ms. Taylor will not allow the term of the license to continue during the renewal terms, although no assurance can be given thereof. The Company also may launch at least one additional web site, during the period, which is expected to focus on another popular fashion model. There can be no assurance that the Company will be able to launch any additional web sites.

         In order to assist the Company in the expansion of its operations, the Company has also engaged the services of a public relations firm to arrange for creative and on-target promotions for the Company's web sites, services and products in both traditional and electronic media.


CASH REQUIREMENTS


         The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the substantial start-up costs associated with its initial web site and up to $153,000 which may be payable to a company controlled by Tyra Banks under the agreements entered into with her), that the net proceeds of this Offering, assuming the sale of all 400,000 Shares offered hereby, together with projected cash flow from operations and available cash resources, will be sufficient to satisfy anticipated cash requirements for at least 18 months following the consummation of this Offering. In the event that the Company raises less than the estimated maximum amount of net proceeds available pursuant to this Offering, or the Company's plans change, its assumptions change or prove to be inaccurate or the net proceeds of this Offering or cash flow prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing sooner than anticipated or curtail certain of its planned activities. In the event that any of the outstanding 1997 Warrants or 1998 Warrants are exercised, the Company could raise additional gross proceeds of up to

$571,000, although there can be no assurance that any of the 1997 or 1998 Warrants will ever be exercised. The Company may determine, depending on the opportunities available to it, to seek additional equity or debt financing to fund the cost of its operations. If the Company raises only $1,500,000 in this Offering, the Company's anticipated cash requirements would be satisfied for approximately seven to eight months following the consummation of this Offering. If the Company raises only $1,000,000 in this Offering, the Company's anticipated cash requirements would be satisfied for approximately six months following the consummation of this Offering, assuming the Company significantly reduces the promotion of its current web site and does not attempt to develop any new web sites. See "Risk Factors."

         In April 1998, Peter Klamka, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available (the "Klamka Credit Line"). Loans drawn on the Klamka Credit Line bear interest at a rate of 9% per annum from the date they are made to the Company and are payable by May 2001, provided, however, that if the Company raises gross proceeds in this Offering of at least $1,500,000, the entire outstanding amount of the Klamka Credit Line and accrued interest will be repaid from the proceeds of this Offering. To date, the Company has drawn down a total of $405,000 under the Klamka Credit Line, with an additional $95,000 still available. See "Certain Transactions."


EMPLOYEES

         The Company presently employs two individuals, Peter Klamka, its Chairman, President and Chief Executive Officer and one additional person. Upon consummation of this Offering, the Company intends to hire several additional employees. These employees will most likely be assisting the Company technically or creatively.

                                    BUSINESS

    COMPANY OVERVIEW


         PTN is an interactive media content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company's strategy is to create content that is of great appeal to its targeted audience and attract advertisers desiring to reach this audience. The Company currently provides this content on its interactive web site known as "Fashion House with Niki Taylor," which utilizes the name and likeness of well-known model Niki Taylor. The Company also plans to provide similar content on additional web sites hosted by other well-known models and celebrities, television, print and other forms of traditional media. The Company's initial web sites will focus primarily on fashion, beauty, style, fitness and related subjects. In addition, the Company plans to create, market and sell calendars and electronic planners featuring photographs of models and other celebrities.

         The Company, through its predecessor, commenced operations in May 1997. At that time it entered into a License Agreement with a company controlled by Niki Taylor. That agreement provides for, among other things, the right to use Ms. Taylor's name and likeness in connection with the Company's "Fashion House with Niki Taylor" web site. Since commencement of operations, the Company has entered into an agreement with a web site designer and direct marketing agreements to sell flowers, videos and music compact disks on the Niki Taylor web site. In addition, the Company is currently negotiating with other well-known models to develop web sites which they will host. The Company also has entered into agreements with certain advertisers whose banner advertisements appear on its initial web site, and is negotiating with additional advertisers to place banner advertisements on its current and/or future web sites. There can be no assurance that any of these negotiations will be successful.

         The Company's initial strategy is to capitalize on the opportunities created by the growth of the rapidly developing Internet market, particularly by creating web sites targeting young women, which the Company believes is the fastest growing segment of the population using the Internet. The Company's plan is to develop web sites featuring popular fashion models, many of whom, such as Niki Taylor, are commonly referred to as "supermodels" in publications and other media. The Company, in the future, also may create web sites featuring other celebrities. These web sites are developed to appeal to women between the ages of 18 and 30, although the Company believes that some of the content it provides also appeals to men of similar ages. The Company's current web site focuses primarily on fashion, beauty, style, fitness and related subjects, and offers several features, such as monthly letters from Niki Taylor, daily updated fashion editorials, photo scrapbooks featuring Niki Taylor, interactive chat sessions with Niki Taylor, entertainment coverage (e.g. movie, television and book reviews) and cooking and diet tips. The Company plans to operate additional web sites in the future, which will offer similar features and services.


         The Company, similar to other web site operators, has recognized the growing commercial opportunities presented by the Internet and the World Wide Web, which the Company believes is emerging as a global marketplace for the transaction of business. The Company's strategy is to take advantage of many of these commercial outlets, including the sale of banner advertisements and sponsorships on its web sites to advertisers targeting consumers with similar demographic characteristics as visitors to the Company's web sites, direct response marketing of related products and services through arrangements with third parties, sales of downloadable electronic and paper calendars featuring host models, licensing of proprietary content and intellectual property rights to third parties, and subscription and membership online chat services.

         The Company plans to advertise and promote its web sites through various forms of media. It also plans to purchase banner advertisements on search engines on the World Wide Web, on a limited basis, as well as enter into advertising barter arrangements with other web sites. The Company further intends to promote its web sites through (i) advertising and promotional spots contained within Company-sponsored radio programs and (ii) by advertising in selected publications. The Company also will arrange for the promotion of its web sites by host models, to the extent that they are not prohibited from participating in any such promotion as a result of other commitments, or such promotion is limited by the terms of the Company's license with any model. Finally, promotional advertising in connection with products offered by the Company, including calendars and electronic planners, is another means by which the Company intends to promote its web sites.


         Although there are currently several web sites that focus on fashion and/or models, including sites that are operated by well-known publications and modeling agencies, the Company believes, although there can be no assurance, that its web sites will have a competitive advantage over these other sites, based on the popularity of its host models, among the audience that these sites target. The Company also believes, although there can be no assurance, that it will be able to enter into exclusive engagements with additional models and celebrities having significant appeal to the same targeted users of the World Wide Web. In addition, the Company plans to offer an online avenue for interactive communication covering topics such as fashion and health, with the primary focus on its web sites' models and celebrity hosts. The Company's goal is to operate the exclusive online access to select models such as Niki Taylor, and to provide visitors and members with information, photos and other content unavailable elsewhere. In the event the Company's strategy is successful, of which there can be no assurance, it believes that it will be one of few web site operators that offers features relating to fashion and beauty with the quality of content and celebrity appeal it intends to provide.

         Effective January 1, 1998, the Company had entered into a license agreement with a company controlled by well-known model, Tyra Banks, similar to the license agreement relating to Niki Taylor. In addition, the Company also entered into an agreement with Ms. Banks' company in connection with its creation, marketing and sale of calendars and electronic planners featuring photographs of Ms. Banks. She has recently declared the Company in breach of both of these agreements and has refused to perform under either of them. To date, the Company has advanced funds to Ms. Banks' company in the aggregate amount of $134,000. Although no litigation has been commenced against the Company as of the date of this Prospectus, the Company could be required to pay Ms. Banks' company up to an additional $153,000, in the event that an action is commenced against the Company for additional amounts alleged to be owed to Ms. Banks' company under the agreements, and such action is successful, or, in the alternative, the Company may elect to settle any such claim, if instituted, for a lesser amount. Any additional amounts which the Company would be required to pay to Ms. Banks' company will be paid out of the proceeds of this Offering. The Company also believes that it has certain claims under these agreements against Ms. Banks and/or her company, but has not yet determined whether to pursue these claims.


INDUSTRY BACKGROUND

The Internet and the Web


         The Internet is a global network of computers that enable businesses, educational institutions, government agencies and individuals to communicate, share information and conduct business electronically. Historically, the Internet was used primarily by educational institutions and government agencies to exchange information. Recently, growth in the use of the Internet by individuals has increased significantly, as a result of technological advances, including increased microprocessing speed and transmission bandwidth and the development of easy-to-use graphical user interfaces, combined with cultural and business changes. These factors, combined with widespread access to the Internet at a rapidly declining cost, have resulted in the emergence of the World Wide Web, a system of hyper linked multimedia databases. The World Wide Web enables non-technical users to exploit the resources of the Internet. This has created great opportunities for businesses


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to advertise and promote their services and products in a targeted, interactive and multimedia environment. According to International Data Corporation, an industry source, the number of users of the World Wide Web has increased from an estimated 16.1 million individuals at the end of 1995 to approximately 34.6 million users at the end of 1996, and this number is expected to increase to approximately 200 million users by the end of the year 2000.

Advertising and Commerce

         The Company believes that advertising on the World Wide Web has been growing rapidly among the sellers of a variety of products and services. Additionally, the Company believes that the costs of advertising on web sites currently is within the range of $20 to $50 for each 1,000 times that a consumer views an advertisement. Web advertisers are comprised of two groups: content providers that seek to increase traffic to their web sites, and traditional companies that see the World Wide Web as a new medium to reach consumers. The Company believes that the Internet is a desirable vehicle for advertising because the World Wide Web offers advertisers the ability to target messages to specific, self-selected audiences and enables users to interact with respect to the advertising information presented. These features allow advertisers to target clearly defined markets and to measure the effectiveness of their advertising more accurately. Currently, advertising is presented primarily in the form of banner advertisements which provide consumers with access to more detailed information upon the click of a computer mouse. The Company expects the form and overall volume of advertising on the World Wide Web to increase significantly as the technology of the Internet continues to improve, although no assurance thereof can be given.

Web Sites; Content Providers

         By accessing the World Wide Web through the Internet, users can reach a multitude of web sites simply by typing domain names, normally beginning with the letters "www" and ending with the letters "com," "gov," "org" or other suffix depending on the type of entity. Recent improvements in web browsers and search engines, which help users navigate the information and services offered on the World Wide Web, have made locating these web sites much simpler. The Company believes that as the number of providers of infrastructure, access and browser services increases and access to and the usefulness of the Internet improve, the quality of the content provided by web site operators also will improve. This in turn will attract greater levels of commerce over the Internet. Additionally, as a result of increased usage of the Internet, content historically provided by means of traditional media, such as television, radio or print, is now being offered on the Internet. Furthermore, because of the advantages the Internet has over traditional forms of media, particularly its interactive features, content can be provided by means unavailable through traditional media. For example, content can be delivered to specifically identified audiences who share strong similar interests. Advertisers seek out only those web sites that attract audiences with the same demographic characteristics as the desired purchasers of their goods or services.

STRATEGY

         The Company seeks to capitalize on the opportunities created by the popularity of fashion and style, particularly the so-called "supermodels" associated therewith, along with the rapid growth of the Internet as a commercial medium, by developing and operating fashion web sites hosted by models and other celebrities. The Company seeks to offer comprehensive and exclusive content, updated regularly, by utilizing the World Wide Web's interactive and graphical capabilities. The Company's current web site, and proposed future web sites, are targeted at users between the ages of 18 and 30 years old, particularly women. The Company's goal is to create a variety of web sites each tied to a well-known model or celebrity, and each providing compelling content which is of interest to the target audience. The Company's current web site is, and all future web sites will be, designed to provide a sense of access and intimacy with the fashion world, since contact with leading models and other celebrities will be available. Although the Company believes that its web sites will attract men, as well as women, the sites will not be male oriented exploitation web sites, but sites offering compelling content covering fashion, beauty, style, fitness and related subjects. The Company also believes that as the Internet continues to grow, the importance of brand recognition will increase due to the growing number of web sites and the relatively low barriers

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to entry. The Company intends to establish and maintain brand recognition with respect to its "Fashion House with Niki Taylor" web site, as well as any additional web sites which it develops. Establishing and maintaining this brand recognition will be highly dependent on the Company's ability to engage and retain well-known models, such as Niki Taylor, its ability to develop original and compelling content, and its success in creating an awareness for its brand names in other media besides the Internet. There can be no assurance that the Company will ever successfully achieve brand recognition for any of its web sites, or that if it does, that this brand recognition will ever result in the Company's being profitable.


WEB SITES

General


         The Company currently has one web site that provides content over the Internet. Although there are currently several fashion-related web sites on the Internet, and the Company expects there to be several additions in the future, the Company believes that the editorial content of its web sites will distinguish the Company from other providers. The Company's web sites will offer a variety of articles covering fashion, beauty, style and entertainment. Most of these articles will be provided by freelance journalists who are experienced writers in these fields.


"Fashion House with Niki Taylor"


         The Company recently launched "Fashion House with Niki Taylor", its first web site, located on the World Wide Web at www.fashionhouse.net, and also at www.nikitaylor.net. Pursuant to a Web Site License Agreement dated as of June 1, 1997 with a company controlled by popular model Niki Taylor (the "Niki Taylor License"), the Company has engaged the services of Ms. Taylor to host its current web site. The Niki Taylor License provides for the Company's non-transferable right to use Ms. Taylor's name and likeness in connection with the web site, subject to her prior written approval for all "for profit" uses, including all uses in print and electronic media. This use is subject to any prior commitments made by Ms. Taylor with which the Company's use may conflict. In addition, the Niki Taylor License provides the Company with exclusive use of photographs taken at a photo shoot directed by the Company, as well as the right to have Ms. Taylor make two publicity appearances to promote the web site. Ms. Taylor has also agreed, at her sole option, to participate in exclusive interviews and on-line chat sessions on the web site, at mutually agreed upon times. All services to be provided by Ms. Taylor are subject to her availability.


         For her services, Ms. Taylor is entitled to a $150,000 advance against future royalties, one-third of which was paid upon execution of the Niki Taylor License, and the remainder of which is currently owed but will be paid upon consummation of this Offering. Ms. Taylor has not requested the payment of any amounts currently owed to her and has not taken any action to compel the Company to pay any such amounts prior to the consummation of this Offering. Although the Company believes that Ms. Taylor will not demand payment of any amounts owed, prior to the consummation of this Offering, there can be no assurance that she will not demand payment of the entire balance, or a portion thereof, prior to such date, and/or declare the Company in breach of the Niki Taylor License. Royalties to be paid to Ms. Taylor are based on a percentage of the gross revenues generated by the Company from the "Fashion House with Niki Taylor" web site, provided that Ms. Taylor is entitled to receive a substantially higher percentage of gross revenues with respect to revenues generated from corporate sponsors, strategic partners and licensees introduced to the Company by Ms. Taylor. Ms. Taylor also is entitled to a percentage of the net revenues received by the Company from the sale of merchandise on the web site.

         During the term of the Niki Taylor License, Ms. Taylor has agreed not to (i) license her name and likeness to any other web site or home page devoted to her or (ii) be employed by, provide consulting services to or otherwise render services to other fashion-related on-line services. Notwithstanding these limitations, Ms. Taylor is permitted to advertise on other sites, provide services to sites operated by persons with whom she has corporate sponsorship commitments and participate in online interviews and articles. The Niki Taylor License expires on September 30, 1998, but will be automatically extended for up to two additional twelve month periods, unless terminated by the Company or Ms. Taylor prior to any such extension.

         The Company's "Fashion House with Niki Taylor" web site offers, or shortly will offer, the following content areas:

         From Niki - This regular newsletter is an avenue for Ms. Taylor to provide fashion tips or other information to her fans on a monthly basis.


         Style - This area covers the latest in styles and trends. Fashion editorial and images are updated daily. Content includes three to five feature articles per month which are exclusive to Style. Style also includes interviews with well-known designers and highlights beauty products and techniques.


         Portfolio - Images of Ms. Taylor, many of which have never been seen before, and for which the Company has the exclusive rights. Included in this album are many of the photos that have put Ms. Taylor on the cover of over 250 magazines, including some of her famous swimsuit exposes.

         NTV - This is the entertainment and interactive area. Visitors to this area can submit questions for interviews with Ms. Taylor and can view interviews with Ms. Taylor or her interviews of other well-known models and celebrities. This area also includes chat rooms and a bulletin board for makeup and style. NTV is also the host area for periodic conference calls with Ms. Taylor and special guests. Visitors also can get tips on places to go; movies, shows and other events to see; and music and book reviews, in addition to a variety of other entertainment information. This area also features sound clips from Niki's CD Player.

         Travel - This area provides visitors with travel information and includes Ms. Taylor on location around the world, as well as suggestions for travel and vacations.

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Additional Web Sites and Content

         The Company is currently negotiating licenses with other popular models in connection with its development of additional fashion-related web sites to be hosted by these models. These web sites will offer content areas similar to those provided on the Company's current site with Niki Taylor, provided that the content of each web site will be specifically tailored to the look and style of its model host, as well as the interests of the targeted audience. The Company also plans to provide daily television listings and astrological forecasts on its web sites, which are expected to be obtained on a barter basis.


         The Company believes that user interaction will be the main draw of the Company's web sites. The Company plans to continuously add to and change the content on its web sites to enhance user interest. This content may include national and regional "behind the scenes" news from fashion shows, models, clothing designers and other celebrities. In addition, the Company may enter into arrangements for live broadcasts of fashion shows featuring models from the Company's web sites.

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DESIGN AND DEVELOPMENT OF WEB SITES

         The Company's current web site was designed and developed by a third party web designer. Pursuant to the Company's agreement with this design firm, it agreed to design and develop the Company's "Fashion House with Niki Taylor" web site, as well as any additional web sites requested by the Company. This engagement includes designs for aesthetic and functional characteristics of the web sites, as well as computer files and code that implement the web sites.


         The Company is the owner of all rights to the web sites when completed except for properties licensed to the design firm by third parties and certain materials created by the design firm. The Company paid the design firm a total of $100,000 for the design and development of its "Fashion House with Niki Taylor" web site . The agreement with the designer is terminable by either party upon 15 days' prior written notice and the designer has limited its liability to the Company to an amount equal to any fees paid by them to the Company during the 12-month period immediately preceding the date that any cause of action arises.


SOURCES OF REVENUE

Advertising

         The Company believes that its current web site offers (and any future additional web sites will offer) a desirable vehicle for advertisers seeking to reach fashion-oriented consumers. The Company further believes that the subject matter of its web sites will attract an audience that is well educated, sophisticated and affluent, although there can be no assurance thereof. To be successful, the Company must attract advertising placements from businesses that provide the types of products and services that appeal to the target audience of the Company's web sites.

         Banner Advertising

         The Company expects to derive substantially all of its initial revenues from the sale of advertising banners on its initial web site. These banners appear on a user's computer screen when accessing different areas of the Company's web sites. The interactive nature of the Internet also allows users to obtain extensive additional information about an advertiser's products or services instantly, by clicking on a hypertext link to the advertiser's web site. In some cases the advertiser's products can be purchased in a transaction completed on the Internet. The Company has entered into agreements with certain advertisers whose banner advertisements appear on its "Fashion House with Niki Taylor" web site, and is negotiating with additional advertisers to place banner advertisements on its current and/or future web sites. There can be no assurance that any of these negotiations will be successful.

         These agreements are generally for periods of three months or less and guarantee advertisers a minimum of 250,000 impressions (times that an advertisement appears in page views downloaded by visitors to the Company's web sites) per month. In the event that any advertisement does not achieve a minimum of 250,000 impressions, during any month, for any reason, the Company may be required to provide additional impressions after the contract term at no additional cost. Advertisers pay between $2,500 and $15,000 per month depending on where the banners are placed, and whether it is an exclusive or non-exclusive advertiser of such products or services. The Company also offers a limited number of twelve-month placements at a price of $30,000, which also includes one product placement. To assist advertisers in monitoring the effectiveness of their advertisements, the Company provides them with weekly reports showing advertising impressions and the number of times users hyperlink to the advertisers' web sites. The Company also assists its advertisers in developing customized promotions for the target audience.

         Content Area Sponsorships

         The Company also will sell sponsorships for its content areas. Each sponsor will have a special association with the content area chosen. For example, a movie rental chain and/or sporting goods store may sponsor the NTV area of the "Fashion House with Niki Taylor" web site. The sponsorships might be one-time, annual or semi-annual depending on the arrangement. There can be no assurance that the Company will be able to sell sponsorships.

         Product Placements

         The Company also may sell product placements as an additional source of revenue. This would consist of the placement of brand products in different environments on the Company's web sites. Some of these products could also be placed in situations with Niki Taylor or other models or celebrities whom the Company may engage, to the extent that he or she is able to endorse such products. Although the Company has not yet entered into any arrangements for product placements, it has had preliminary discussions with manufacturers of audio equipment who have expressed their interest in having their products pictured in "Niki's CD Player." There can be no assurance that the Company will be able to obtain any of these product placements. In the event that the Company is able to obtain any product placements, it believes that the terms and conditions of each such placement, including the amount payable for such placement, will be determined on a case-by-case basis.

         Local Advertising

         The Company also plans to provide opportunities for regional advertising on its web sites. One method of providing this advertising will be through the development of regional bulletin boards. Advertisers and sponsors will be able to more easily target local consumers for their products and services. This will be of particular interest to local businesses that have no reason to pay higher prices to advertise their products and services nationally into markets where such products and services are not available. In addition, regional advertising will provide all businesses with the option to reduce their advertising expenses by focusing on specific targeted markets.

Direct Response Marketing

         The Company has entered into two agreements pursuant to which it provides hyperlinks to other sites from its "Fashion House with Niki Taylor" web site for the purchase of flowers (PC Flowers and Gifts, Inc. ("PC Flowers")) and the purchase of music compact disks, videos and apparel products (CDnow, Inc. ("CDnow")). Pursuant to its agreement with PC Flowers, the Company is providing an advertising banner and hyperlink to PC Flowers on the Company's web site. In exchange, the Company will receive a percentage of revenues derived from sales to those accessing the PC Flowers web site through the Company's web site. Customers interested in purchasing flowers from the Company's site will be hyperlinked to PC Flowers' web site to place their orders. Visitors to the Company's site who visit "Fashion House Flowers and Gifts" also will be provided with a toll-free number to call in orders. This number will be exclusive to the Company's site. PC

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Flowers has agreed to pay the Company a sales commission ranging from 8% to 10%
of net sales with respect to all flowers, balloons, gourmet foods, gift baskets and greeting cards sold through the Company's web site. This agreement may be terminated by either party upon 90 days prior written notice. The Company expects direct marketing sales with PC Flowers to begin on its "Fashion House with Niki Taylor" web site by August 30, 1998, although no assurance can be given thereof.

         Pursuant to the Company's agreement with CDnow, the Company has also developed a hyperlink to CDnow's site for the purchase of music compact disks, videos and apparel. The Company receives commissions for products ordered through hyperlinks from its site, ranging from 3% to 5% of net sales of music compact disks, 4% to 6% of net sales of videos and 8% to 10% of net sales of apparel products. The initial term of this agreement expires in September 1998, but renews automatically for subsequent one year terms unless either party terminates within 30 days of the end of the then current term. The Company recently commenced direct marketing sales with CDnow on its "Fashion House with Niki Taylor" web site. The Company believes that there are a number of other direct response relationships which can be developed including, without limitation, sales of cosmetics and fragrances, tickets to concerts and movies, travel services and housewares. The Company presently has not established any relationships with respect to the direct response marketing of any of those products or services, and there can be no assurance that it will ever enter into any such relationship. The Company also believes that annual revenue generated from direct response marketing could ultimately surpass annual revenue generated from banner advertising, although there can be no assurance thereof.


Subscription Revenues

         Persons that visit specific web sites on the Internet often have similar interests in a particular subject area. Many of them have a more intense interest in the subject matter and desire more than the standard content offered on the site. To satisfy these consumers, the Company may offer exclusive chat sessions on its web sites with access provided on a subscription basis. The Company could charge subscription fees ranging from $1.00 to $5.00 per session. If successful, the Company also may create club memberships, whereby members would pay an annual membership fee entitling them to access to special areas on the Company's web sites, as well as discounts and/or free offers from selected advertisers. The Company has not developed any subscription or club membership arrangements to date.

Licensing and Product Sales

         In connection with the operation of its web sites, the Company prepares exclusive editorial content for its target audiences. The Company believes that other companies which serve, or wish to serve, these audiences will wish to license the Company's editorial content, trademarks and images for their use. Potential customers for these services include telephone companies offering high capacity Internet service, online services and other web site operators. In addition, the Company also may enter into joint ventures in which editorial content is jointly created by the Company with other web site operators. In these cases, revenue likely would be shared by the Company and the other joint venturers. The Company also intends to develop a variety of merchandise relating to its web sites, such as limited edition collectibles, license apparel and other fashion merchandise. These items can be sold on the Company's web sites or in retail stores. The Company has not yet entered into any licensing arrangements or sold any products.

Electronic Planners


         The Company has engaged the services of a third party designer to design and develop electronic planners featuring models on the Company's web sites. The Company plans to offer two versions of the planners, one of which will be a fashion edition targeted at women, and the other of which will be a swimsuit edition targeted at men. These planners, which will be downloadable from the Company's web sites to most personal computers and laptops, will provide purchasers with


                                       32


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personal information management software that allows them control over scheduling, business and personal contacts, financial and travel planning and personal record keeping. The planners will also provide links to the Internet. The Company plans to sell the planners for $19.95 each.


Syndicated Radio Show

         The Company has had preliminary discussions with a national syndicator of radio programming, in connection with the development and airing of a daily 90-second radio show devoted to the same subject matter as the Company's web sites. The show, which is tentatively called "The Fashion House Minute" could be a source of additional revenue for the Company through the sale of up to 30 seconds of advertising time on each show. There can be no assurance that the Company will be able to enter into an agreement with the syndicator or develop or make profitable the radio show.

Additional Sources of Revenue

         The Company's success will be highly dependent on its ability to generate revenues from a variety of sources. To the extent that any of the Company's proposed sources of revenue prove to be unprofitable, the Company likely will find it necessary to abandon the activities associated therewith and replace them with services or products that have the potential to generate profits. Therefore, the list of sources of revenue set forth in this Prospectus should not be considered exhaustive, since the Company must and will continue to try to identify new sources of revenue in order to achieve its goals. There can be no assurance that the Company will be able to identify any new sources of revenue or that even if the Company does identify additional sources, that the services or products relating thereto will generate revenues sufficient enough to cause the Company's operations to be profitable.

MARKETING AND PROMOTION

         The Company continually evaluates numerous ways to promote its brand names such as "Fashion House with Niki Taylor," believing that brand recognition will assume increasing importance as the volume of activity on the Internet increases. The Company intends to promote its web sites, products and other services through several of the following methods.

Public Relations

         The Company has engaged the services of The Angellotti Company, a public relations firm, to assist in the launch of its web sites. The Company has agreed to pay $3,500 per month for these services for a period of eight months commencing in May 1998. The agreement is automatically renewable at the end of the term, unless the Company gives 30 days' prior written notice of its desire to terminate such services. It will be the public relations firm's responsibility to arrange for creative and on-target promotions in both traditional and electronic media.

Barter Arrangements

         The Company has had preliminary discussions with representatives of approximately 20 other web sites whereby the Company would be provided with advertising space on other web sites in exchange for providing those other web sites with advertising space of equal value on the Company's web sites. Similar arrangements also may be considered with advertisers who use the same models in print ads. For example, a cosmetic company could include the domain name of the "Fashion House with Niki Taylor" web site in a magazine advertisement in which Ms. Taylor appears, in exchange for an advertisement for the cosmetic company's products on the Company's web sites.

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Syndicated Radio Show; Advertising on Search Engines; Product Promotions;
Print Advertising


         In addition to the Company's use of "The Fashion House Minute" syndicated radio show to generate advertising revenue, the Company also plans to utilize the radio show to promote its web sites. The Company, on a limited basis, also plans to purchase banner advertisements on search engines. Many of the products sold by the Company, such as the electronic planners and calendars, will also be used to promote the Company's web sites. These products will most likely contain advertising which may include, among other things, the domain addresses of the Company's web sites. The Company also plans to purchase advertising in selected publications, on a limited basis and/or in conjunction with additional promotions.


WEB HOST;  OPERATIONS, SECURITY AND TECHNOLOGY

         The Company's web sites are made available to users through its web host, Digex. The Company provides pages of code, graphics and video to Digex, which uploads this information to its dedicated servers. Digex is responsible for all traffic, security and management of the technological aspects of the Company's web sites. The Company is responsible to update the content on the web sites and to apprise Digex of the Company's changing technological needs and offering Digex the opportunity to provide for these needs. The Company compensates Digex with a combination of cash and promotional consideration. The Company believes it would have no difficulty replacing Digex with another web host if its relationship with Digex were to be terminated for any reason, although there can be no assurance of this.

         A key element of the Company's success is to generate a high volume of use of its sites. Accordingly, high levels of performance are critical. Any system failure that causes interruption or an increase in response time could result in less traffic to the Company's web sites and, if sustained or repeated, could reduce the attractiveness of the Company's web sites to advertisers. Further, any substantial increase in the number of visits to the Company's web sites could strain the capacity of the software or hardware deployed by the Company or its web hosts and would require the Company to expand and adapt its network infrastructure. The Company's inability to add software or hardware to accommodate substantial increases in traffic could lead to slower response time or system failures. There can be no assurance that the Company would be able to expand its network infrastructure on a timely basis to meet any increased demand.

         The Company's operations also are dependent, in part, upon the ability of its web hosts to protect their operating systems against physical damage form fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not currently have redundant, multiple site capacity in the event of any such occurrence. Notwithstanding the implementation of security measures by the Company, such as limiting physical and network access to its routers, the Company's infrastructure is vulnerable to computer viruses, break-ins and similar disruptive acts by Internet users. These factors could lead to interruption, delays or cessation in service of the Company's web sites. Furthermore, the inappropriate use of the Internet could jeopardize the security of confidential information stored in the computer systems of the Company's customers and other users of the Internet, which could deter potential customers from accessing the Company's web sites and give rise to uncertain liability to users whose security and privacy has been infringed. A security breach could result in loss of customers, damage to the Company's reputation, damage to the Company's web sites, costs of repair and detection and other expenses. The security and privacy concerns of existing and potential customers may inhibit the growth of the Internet, in general, and the Company's revenues in particular.

COMPETITION

         Competition among content providers on the Internet is intense and is expected to increase significantly. The Internet is currently characterized by minimal barriers to entry, since new web sites can be developed and launched at relatively low cost. The Company faces competition from a number of sources that provide content through one or more media, such as print, broadcast, cable television and the Internet. In order to compete successfully, the Company must establish and maintain awareness, among the public, of the Company and its brand names, effectively market its services and products, and

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


successfully differentiate its web sites. This will be highly dependent on the Company's ability to provide compelling and popular content to attract Internet users and support advertising and sales of products and services that are intended to reach such users.

         The Company competes with a significant number of web content providers, several of which offer competitive services and/or products, and address certain of the Company's target markets, including, among others, Women's Wire, Elle Magazine, Ford Models, Inc. and Pataxi Entertainment Network, Inc. (operator of supermodel.com). In addition, the Company competes against large service providers, including web directories, search engines, commercial online services and sites maintained by Internet service providers, many of which offer content similar to that provided on the Company's web sites and attract advertisers targeting the same audience as the Company. Some of these companies include Microsoft Corporation, America Online, Inc., Netscape Communications, Yahoo! Inc. and Prodigy Services Co. Many of these competitors have significantly greater financial, technical and marketing resources than the Company, and include companies that are larger and better capitalized than the Company. These competitors also may have expertise and established brand recognition in the Internet market.

         In addition, the Company competes for the time and attention of Internet users with thousands of non-profit Internet sites operated by educational institutions, governments and individuals. Existing and potential competitors also include other forms of media, such as television, radio and print media, many of which provide services and products that are similar to those which the Company currently provides and also intends to provide through its web sites. Although traditional media outlets do not offer many of the interactive features available through the Internet (such as online chat rooms, E-mail, etc.), there are numerous publications, as well as television and radio programs, which provide editorial content similar to that which the Company provides on its web site, as well as articles and features on fashion, beauty, health and celebrities. There can be no assurance that the Company's competitors will not develop services and products that are superior to those of the Company or that achieve greater market acceptance.

         The Company believes that the principal competitive factors in the Internet market are brand recognition, ease of use, content depth, content quality, content presentation, speed and quality of service execution, competitive pricing, successful marketing and the availability of targeted content and focused value added services and products. To be competitive, the Company believes that it must distinguish its editorial content from its competitors and customize this content to appeal to its target audiences. There can be no assurance that the Company will be able to achieve either of these goals.

         Since many of the Company's competitors have greater resources than the Company, these competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing their content and services. In addition, as a strategic response to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions of new entities that could have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company believes that its web sites will compete favorably with those of its competitors, there can be no assurance that the Company will be able to compete successfully against current and future sources of competition.

TECHNOLOGY; TRADEMARKS AND PROPRIETARY RIGHTS

         The Company's success is highly dependent on its trademarks and other intellectual property rights. The Company relies upon trademark and copyright law, trade secret protection and, where appropriate, confidentiality and /or license agreements with its employees, independent contractors and consultants to protect its proprietary rights. To date, none of the Company's trademarks has been registered, nor does the Company currently contemplate registering any of its trademarks. The Company also relies on copyright laws to protect the original content included on its web sites. A substantial amount of uncertainty exists concerning the application of copyright laws to the Internet, and there can be no assurance that existing laws will provide the Company with adequate protection.

         Effective trademark, copyright and trade secret protection may not be available in every country in which the Company's services and products are distributed or appear via the Internet. As part of its business strategy, the Company may license its content, trademarks and images to third parties. Without adequate protection in foreign markets, there can be no assurance that these licensees will not take actions that might materially or adversely affect the value of the Company's proprietary rights. In addition, despite the Company's efforts to protect its proprietary rights, the rapid pace of technological innovation on the Internet makes it possible for third parties to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's technology and intellectual property will be difficult. There can be no assurance that the precautions taken by the Company will prevent misappropriation or infringement of its technology or intellectual property. Furthermore, notwithstanding the Company's best efforts to obtain confidentiality agreements from all employees and independent contractors providing services in connection with the development and design of the Company's web sites, no assurance can be given that others will not gain access to the Company's trade secrets, that such agreements will be honored by employees and independent contractors, or enforced by the courts, or that the Company will be able to effectively protect its rights to its proprietary technology and intellectual property.

GOVERNMENT REGULATIONS

         The Company's proposed business is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent or patently offensive communications on the Internet (although certain provisions of that law have recently been held to be unconstitutional). The manner in which this law, or any similar law which may be adopted in the future, will be interpreted and enforced and its effects on the Company's proposed operations cannot yet be fully determined. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain.

LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings.

EMPLOYEES

         The Company presently employs two individuals, Peter Klamka, its Chairman, President and Chief Executive Officer and one additional person. Upon consummation of this Offering, the Company intends to hire several additional employees. These employees will most likely be assisting the Company technically or creatively. None of the Company's employees are represented by a labor union.

FACILITIES

         The Company currently maintains its executive offices, consisting of 700 square feet of space, at 313 North First St., Suite 8B, Ann Arbor, Michigan, pursuant to a month-to-month lease at a monthly rental of $690.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The Company's directors and executive officers are as follows:

                  NAME                               AGE               POSITION WITH THE COMPANY
                  ----                               ---               -------------------------
                  Peter Klamka                       29                Chairman, President, Chief Executive Officer and
                                                                       Secretary

                  Deborah M. Schneider               37                Director

                  Lila Lazarus                       34                Director


         Peter Klamka has been Chairman, President, Chief Executive Officer and Secretary of the Company since the inception of the Company's predecessor in May 1997. From 1990 to 1991, Mr. Klamka was employed as an analyst with Credit Lyonnais. From 1991 to 1993, he was employed by DMA Holdings, a private investment concern that invested in and acquired automotive parts suppliers. His duties included the evaluation of acquisition candidates. From 1993 to 1994, Mr. Klamka was the owner and sole stockholder of General Display, a company that manufactured scoreboards and timing equipment for sports facilities. He sold this company in 1994. In 1994, Mr. Klamka founded Wilshire Fragrance, a company that developed and marketed men's fragrance products. Mr. Klamka was the chief executive officer of Wilshire Fragrance from 1994 through 1996. In connection with his fragrance business, in 1996, Mr. Klamka developed, what he believes to have been one of the first authorized celebrity web sites, featuring Anna Nicole Smith promoting fragrances for Wilshire Fragrance. Mr. Klamka continued working on this web site until early 1997. Mr. Klamka received his Bachelor of Arts degree from the University of Michigan. Mr. Klamka also serves on the Board of Directors of American Sports History Inc., a public company, and is deemed to be a founder of the Company.


         Deborah M. Schneider has been a director of the Company since
February 1998. Ms. Schneider is a practicing attorney with and a shareholder of Adkison, Need, Green, Allen & Schneider, P.L.L.C. ("Adkison Need") in Bloomfield Hills, Michigan. She received an A.B. degree in Human Biology and Economics from Stanford University and received her J.D. degree from Wayne State University Law School. She is a member of the Oakland County Bar Association, the State Bar of Michigan and the American Bar Association. She serves on the membership services committees of the Oakland County Bar Association and the State Bar of Michigan. She also is a member of the Section on Intellectual Property and Forum on Entertainment and Sports Industries of the American Bar Association. Ms. Schneider is past president of the Oakland Bar-Adams Pratt Foundation. She also is a member of Promotion Marketing Association of America and serves on its Legal Services Committee. Ms. Schneider practices in the areas of intellectual property, promotion, entertainment and computer law. Adkison Need has provided legal services to the Company. Prior to her present affiliation, Ms. Schneider was a partner with the law firm of Howard & Howard.

         Lila Lazarus has been a director of the Company since February 1998. Ms. Lazarus has been a health reporter and a weekend anchor on television station WDIV in Detroit, Michigan, since September 1996. Prior to that, Ms. Lazarus was an anchor at television station NECN in Boston, Massachusetts, from August 1994 to August 1996, and a reporter at television station WBAL in Baltimore, Maryland, from December 1992 to August 1994. She received a Masters in Journalism from the University of Michigan and a Masters in Political Science from the University of Massachusetts. Ms.

Lazarus is a Fulbright Scholar and has been honored by the Detroit News Club, the Detroit Press Club and the Associated Press. Ms. Lazarus also is a past recipient of the Hanns-Seidel fellowship for study in West Germany.

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors currently receive no cash compensation for serving on the Board other than reimbursement of reasonable expenses incurred in attending meetings. Directors who are not employees of the Company are entitled to receive options to purchase shares of Common Stock upon their election as a director and annually while they serve as directors. See "1998 Stock Option Plan." Officers are expected to be elected annually by the Board and serve at the discretion of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has no standing Audit Committee, Compensation Committee, Nominating Committee or other committee. The Board performs the functions of all such committees itself.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from certain personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than (a) for any breach of the director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) in connection with payment of any illegal dividend or an illegal stock repurchase or redemption; or (d) for any transaction from which the director derived an improper personal benefit. This provision does not apply to equitable remedies such as injunctive relief. The Company's Certificate of Incorporation includes a provision exonerating its directors to the fullest extent permitted by Delaware law.

         Prior to, or immediately after the consummation of this Offering, the Company will obtain directors' and officers' liability insurance covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification paid to any director or officer. The Company plans to obtain a policy that provides for a maximum aggregate coverage of not less than $2,000,000, including defense costs. The entire premium for this insurance will be paid by the Company.

         The Company's Certificate of Incorporation authorizes the Company to indemnify its directors for certain breaches of fiduciary duty to the Company and its stockholders, and other liabilities, subject to certain limitations. This indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise out of willful misconduct.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Company for the Company's initial fiscal year from inception of its predecessor (May 1997) through December 31, 1997 to its Chief Executive Officer. The Company had no other officers during this period.

                           SUMMARY COMPENSATION TABLE

                                                     Annual Compensation
                                                 ---------------------------
Name and Principal Position                      Salary     Bonus      Other
----------------------------                     ------     -----      -----
Peter Klamka, Chairman, President and
Chief Executive Officer(1)                      $50,000       $0         $0

---------------


(1) Mr. Klamka is entitled to receive an annual base salary of $100,000 from the Company. Mr. Klamka was employed by the Company, during 1997, from its inception on May 27, 1997 to December 31, 1997. In March 1998, the Company issued to Mr. Klamka 16,666 shares of Common Stock at a value of $3.00 per share in respect of the payment of his annual salary for 1997. Mr. Klamka has waived any additional salary payable to him for services provided during the year ended December 31, 1997, and has stated to the Company that he expects to waive any further salary payable to him for the foreseeable future, although no assurance thereof can be given.


EMPLOYMENT AND CONSULTING AGREEMENTS


         The Company has no employment or other written agreement with Peter Klamka, its Chairman, President and Chief Executive Officer. Mr. Klamka has an oral agreement with the Company to receive a base salary of $100,000 per year and such other compensation as the Board of Directors shall designate. Except for the issuance of 16,666 shares of Common Stock to Mr. Klamka as compensation for services provided in 1997, Mr. Klamka has waived this base salary through the date hereof, and the Company believes he will waive the base salary for the foreseeable future, although no assurance thereof can be given.

         Mr. Klamka is involved in other business ventures, including the ownership of over 500,000 shares of American Sports History Inc. a Nasdaq Bulletin Board company, but he intends to devote substantially all his business time and effort on behalf of the Company for the foreseeable future. Mr. Klamka has orally committed that, for so long as the Company shall be in existence, he shall conduct no business relating to models or fashion personalities other than through the Company.


1998 STOCK OPTION PLAN

         The Option Plan was adopted and approved by the stockholders and directors in March 1998. The Option Plan provides for the grant of options to purchase up to 500,000 shares of the Company's Common Stock. These options are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Under the Option Plan, Incentive Stock Options may be granted to employees (including officers) of the Company, and Nonstatutory Stock Options may be granted to employees (including officers), non-employee directors, consultants or advisors of the Company.

         The Option Plan is administered by the full Board of Directors. The Board has discretionary authority to select the persons to whom, the number of shares for which, the times at which and the exercise price for which options will be granted.

         Stock options granted to an employee expire immediately upon the termination of employment voluntarily by such employee or for cause by the Company. Employee stock options may be exercised up to one year after the termination of employment due to death or disability. Employee stock options may be exercised up to three months after termination for any other reason. Stock options granted to a non-employee director expire upon the termination of the director's services for cause. Non-employee director stock options may be exercised up to one year after such person is no longer serving as a director for any other reason.

         Incentive Stock Options must have an exercise price greater than or equal to the fair market value of the shares underlying the option on the date of grant. Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock must have an exercise price of 110% of the underlying shares' fair market value on the date of grant. The maximum exercise period of Incentive Stock Options is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year may not exceed $100,000. If such amount exceeds $100,000, the Board may designate those shares that will be treated as Nonstatutory Stock Options.

         The Option Plan provides for certain grants to non-employee directors. Non-employee directors serving on the Board when the Option Plan was adopted each received options to purchase an aggregate of 3,000 shares of Common Stock at the fair market value of the Common Stock on such date. One of the Company's non-employee directors was also granted an option to purchase an additional 47,000 shares of Common Stock on such date, as an incentive to serve on the Company's Board of Directors.


         As of the date of this Prospectus, the Company has granted options to purchase an aggregate of 106,000 shares of Common Stock under the Option Plan to its employees and non-employee directors. All of these options were granted in March 1998 at an exercise price of $3.00 per share, and expire in March 2008. Options to purchase 3,000 shares of Common Stock are currently exercisable and the remaining options vest over a period of three years, in equal amounts, commencing in January through March 1999. The Company intends to file a registration statement covering shares issuable upon exercise of stock options granted under the Option Plan.

                             PRINCIPAL STOCKHOLDERS


The following table sets forth certain information as of August 12, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each current director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock of the Company.


NAME AND ADDRESS OF                       NUMBER OF SHARES           PERCENT OF CLASS          PERCENT OF CLASS
BENEFICIAL OWNER                          BENEFICIALLY OWNED         PRIOR TO OFFERING (1)     AFTER OFFERING(1)(2)(3)
----------------                          ------------------         ---------------------     -----------------------

Peter Klamka(4)                               2,100,341                     69.05%                   61.03%


Deborah M. Schneider(5)                           ---                        ---                       ---

Lila Lazarus(6)                                   ---                        ---                       ---


Chris H. Giordano(7)                            540,340                     17.76%                    15.70%

Michael Giordano(8)                             300,000                      9.86%                     8.72%

All executive officers and directors          2,100,341                     69.05%                    61.03%
as a group (three persons)


-----------------------


(1) Includes the conversion of certain outstanding indebtedness of the Company, in March 1998, into 54,166 shares of the Company's Common Stock. Excludes the shares underlying certain warrants issued by the Company. See "Description of Securities."


(2)   Assumes the sale of all 400,000 Shares in this Offering.


(3) In the event that the Company is unable to sell all of the Shares in this Offering, each holder's ownership percentage of the Company's common stock after this Offering will be higher than that set forth.


(4)   Mr. Klamka's address is the same as that of the Company.

(5) Ms. Schneider's address is 1533 North Woodward, Bloomfield Hills, Michigan 48304. Does not include an option granted to Ms. Schneider pursuant to the Option Plan, in March 1998, to purchase up to 50,000 shares of Common Stock, which option becomes first exercisable in March 1999. See "Management - 1998 Stock Option Plan."

(6) Ms. Lazarus' address is 1533 North Woodward, Bloomfield Hills, Michigan 48304. Does not include an option granted to Ms. Lazarus pursuant to the Option Plan, in March 1998, to purchase up to 3,000 shares of Common Stock, which option becomes first exercisable in March 1999. See "Management - 1998 Stock Option Plan."

(7) Chris Giordano's address is 4 Dogwood Court, West Patterson, NJ 07424. Chris Giordano is Michael Giordano's brother, but disclaims any beneficial ownership of shares owned by Michael Giordano.

(8) Michael Giordano's address is 7591 N.W. 29th Street, Margate, Florida 33063. Michael Giordano is Chris Giordano's brother, but disclaims any beneficial ownership of shares owned by Chris Giordano.

                              CERTAIN TRANSACTIONS


      In June 1997, Peter Klamka purchased 2,117,008 shares of Common Stock of the Company's predecessor for an aggregate purchase price, paid by delivery of a promissory note, of $2,117.01. In June 1997 Chris Giordano purchased 540,340 shares of Common Stock of the Company's predecessor for an aggregate purchase price, paid by delivery of a promissory note, of $540.34. In June 1997 Michael Giordano purchased 300,000 shares of Common Stock of the Company's predecessor for an aggregate purchase price, paid by delivery of a promissory note, of $300.00. All three notes have been paid to the Company, in full. Messrs.
Klamka, Chris Giordano and Michael Giordano are each deemed to be founders and promoters of the Company.


      Jean Renard, manager for Ms. Taylor owns 10,000 shares of Common Stock.


      In April 1998, Peter Klamka, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available (the "Klamka Credit Line"). Loans drawn on the Klamka Credit Line bear interest at a rate of 9% per annum from the date they are made to the Company and the entire outstanding amount is payable in full, inclusive of accrued interest, on the earlier of (i) the date that the Company has raised an aggregate of not less than $1,500,000 in one or more public offerings of any of its securities or (ii) May 2001. To date, the Company has drawn down a total of $405,000 under the Klamka Credit Line, with an additional $95,000 still available. Additional amounts may be drawn down under the Klamka Credit Line until the earlier of the two dates set forth in clauses (i) and
(ii) immediately preceding.


                            DESCRIPTION OF SECURITIES

GENERAL


    The Company is authorized to issue 10,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Prospectus, 3,041,680 shares of Common Stock are outstanding which the Company believes are beneficially owned by approximately 25 persons, and no shares of Preferred Stock are outstanding. After an additional 400,000 shares of Common Stock are issued by the Company in this Offering, assuming all 400,000 shares of Common Stock offered hereby are sold, 3,441,680 shares will be outstanding.


COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting of directors. Holders of Common Stock will be entitled to receive dividends ratably, if any, as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Stock will be entitled to receive, pro rata, all assets of the Company available for distribution to them upon liquidation. In addition, holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Certificate of Incorporation provides that the Company is authorized to issue up to 1,000,000 shares of "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock. Under certain circumstances, the issuance of Preferred Stock could also make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.


 1997 WARRANTS

    In connection with the Company's issuance of certain promissory notes to the lenders of an aggregate of $56,250 to the Company in July 1997, the Company issued to such lenders warrants (the " 1997 Warrants") to purchase a total of 45,000 shares of Common Stock. The 1997 Warrants are exercisable for the first time, upon the offering of the shares of Common Stock hereunder, at a price of $3.00 per share, and expire in July 2001. The Company has the right to repurchase the 1997 Warrants from the 1997 Warrant holders for $.05 per share of Common Stock purchasable thereby at any time after July 1998, provided that the shares of Common Stock have been trading in the public market at $6.00 per share or more on each of the most recent 20 consecutive trading days prior to the Company's notice to repurchase the 1997 Warrants, and provided further, that no underwriter has placed any restrictions on such repurchase by the Company.

1998 WARRANTS

    In March 1998, the Company converted outstanding promissory notes held by certain individuals, in an aggregate principal amount of $162,500 into 162,500 shares of Common Stock at a value of $1.00 per share. In connection with the review of this Offering by the Securities and Exchange Commission, the Company has agreed to increase the valuation of its shares of Common Stock issued in March 1998. Such accommodation made it necessary for the Company to request the return of 108,334 shares of the Common Stock issued to stockholders in the March conversion. All of such stockholders have agreed to return to the Company 2/3 of the shares of Common Stock issued to them prior to the effective date of this Registration Statement. In exchange for these returned shares of Common Stock, the Company, in August 1998, granted to these stockholders warrants (the "1998 Warrants") to purchase an aggregate of 108,334 shares of Common Stock. The 1998 Warrants are exercisable for the first time, upon the effective date of the Registration Statement, at a price of $4.00 per share, and expire in August 2003. The Company has the right to repurchase the 1998 Warrants from the 1998 Warrant holders for $.05 per share of Common Stock purchasable thereby at any time after the date which is six months after the effective date of this Registration Statement, provided that the shares of Common Stock have been trading in the public market at $8.00 per share or more on each of the most recent 20 consecutive trading days prior to the Company's notice to repurchase the 1998 Warrants, and provided further, that no underwriter has placed any restrictions on such repurchase by the Company.



DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future, but intends to retain future earnings for reinvestment in its business. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will be dependent upon, among other things, the Company's financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

LIMITATION OF LIABILITY OF DIRECTORS

    The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of duty of care by a director. As a result of the inclusion of this provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive relief or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with this conduct.

STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

    In the event that any of the Company's Common Stock becomes listed on a national securities exchange or the Nasdaq Stock Market or is held of record by more than 2,000 stockholders, the Company would become subject to Section 203 of the Delaware General Corporation Law ("Section 203") which contains certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of the Company. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Common Stock.

    Section 203 prohibits certain "business combination" transactions between a publicly held Delaware corporation and any "interested stockholder" for a period of three years after the date on which such stockholder became an interested stockholder, unless (i) the Board of Directors approves, prior to such date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becoming an interested stockholder, the interested stockholder acquires at least 85% of those shares of voting stock of the corporation which are not held by the directors, officers or certain employee stock plans or (iii) on or subsequent to the consummation date, the business combination with the interested stockholder is approved by the Board of Directors and also approved at a stockholders' meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its charter or by-laws by action of its stockholders to exempt itself from coverage, provided that this by-law or charter amendment would not become effective until 12 months after the date it is adopted. The Company has not elected to opt out of Section 203 pursuant to its terms.

TRANSFER AGENT

    The transfer agent for the Common Stock is Corporate Stock Transfer, Denver, Colorado.

                         SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of this Offering (assuming sale of all 400,000 Shares hereby), the Company will have 3,441,680 shares of Common Stock outstanding. Of such shares of Common Stock, 400,000 shares (the Shares sold in this Offering) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 3,041,680 shares of Common Stock are "restricted securities," as the term is defined under Rule 144 of the Act. These shares may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act.

    In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as that term is defined in Rule 144) for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock (approximately 34,420 shares immediately after this Offering) or the average weekly trading volume during the four calendar weeks preceding the sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the manner and notice of sale and availability of current public information about the Company. Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions, but without regard to the one-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least two years, is entitled to sell such shares under Rule 144 without regard to the volume limitations and other conditions described above.

    An additional 259,334 shares of Common Stock are issuable upon exercise of outstanding warrants and options, all of which will be eligible, under Rule 144, for sale into the public securities markets one year after the warrant or option is exercised, or sooner if registered by the Company.


    The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the Common Stock.

                              PLAN OF DISTRIBUTION

    The Shares will be offered by the Company through its officers and directors on a best efforts basis up to a maximum of 400,000 Shares. The Company may also enter into an agency agreement (the "Agency Agreement") with one or more registered broker-dealers ("Selling Agents"), pursuant to which these Selling Agents will assist the Company, on a best efforts basis, in selling the Shares. The Agency Agreement will provide that the obligations of the Selling Agents are subject to approval of certain legal matters by counsel and to various other conditions. The Selling Agents will not make any commitment to, nor will they have any obligation to purchase or pay for any of the Shares, but will act solely as selling agents on behalf of the Company. Each Selling Agent, if any, will be a broker-dealer registered with the National Association of Securities Dealers, Inc. ("NASD") and also will be duly registered in each state, where required, unless an applicable exemption from registration applies.


    There are currently no plans, proposals, arrangements or understandings with any potential Selling Agent with respect to participating in the distribution of the Shares. In the event that the Company, in the future, enters into an arrangement with any Selling Agents with respect to the distribution of the Shares, this Prospectus will be amended to identify such Selling Agents.

    The Company and the Selling Agents, if any, will use their best efforts to find purchasers for the Shares within a period of 30 days from the date of this Prospectus, subject to extension for an additional period of 30 days thereafter (the "Expiration Date") at the Company's sole discretion. All proceeds from the sale of the Shares will be deposited promptly into a non-interest bearing escrow account at University Bank, Ann Arbor, Michigan (the "Bank") pursuant to an escrow agreement between the Company and the Bank. The Company is not required to sell any minimum number of Shares to consummate this Offering and may therefore hold any number of closings of this Offering from the date the first subscription is received until the Expiration Date. The minimum subscription is 200 Shares ($1,000), but the Company, in its discretion, may accept subscriptions for less than $1,000. All subscriptions are irrevocable upon receipt by the Company. None of the Company's officers, directors or stockholders owning five percent or more of the Company's securities will participate in this Offering.


    Each Selling Agent participating in this Offering, if any, will be paid a commission of not greater than 10% of the gross proceeds received by the Company from the sale of Shares by the Company through that Selling Agent. Neither the Company nor any of its directors or officers will receive any commissions in connection with their offer and sale of the Shares. Shares sold by the Company directly, or with the assistance of a Selling Agent, will be offered to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at that price less a concession not in excess of $.50 per share.


    The Company will indemnify the Selling Agents, if any, against certain liabilities, including liabilities under the Securities Act. The Company also has agreed to pay all expenses in connection with qualifying the Shares for sale under the laws of such states, as may be required, and the costs and disbursements with respect to the registration of this Offering with the NASD, if required. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to any Selling Agent, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Purchases of Shares will be accepted only upon an investor's delivery to the Bank of a properly executed and completed Stock Subscription Agreement prior to the Expiration Date together with full payment of the purchase price for all Shares for which subscription is being made. Stock Subscription Agreements (i) incomplete or defective or (ii) not accompanied by full payment for the Shares subscribed for, will be returned by the Company for correction and resubmission, unless the Company, in its sole discretion, agrees to accept such subscriptions as submitted. Stock Subscription Agreements received after the Expiration Date will be returned. The Company reserves the right, in its sole discretion, to reject any subscription, in whole or in part, for any reason, in which case the portion of the subscriber's funds not accepted will be returned, without interest and without deduction. The purchase price shall be payable either (i) by check made payable to "University Bank, as escrow agent for PTN Media, Inc" or (ii) wire transfer pursuant to wire instructions to be provided by the Company.




    Certificates representing Common Stock issued in this Offering will be mailed to the persons entitled thereto at the addresses provided in the Stock Subscription Agreements, as soon as practicable following each closing of this Offering, with respect to the Shares sold at each such closing. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the Shares they purchased.

    The Company expressly reserves the right to amend the terms and conditions of this Offering, whether the terms and conditions are more or less favorable to potential subscribers. In the event of a material change to the terms of this Offering, the Company will file a pre-effective or post-effective amendment to its Registration Statement, of which this Prospectus is a part, and recirculate the amended Prospectus, to the extent required by the Commission. The Company expressly reserves the right, at any time, prior to an initial closing of this Offering, to terminate this Offering, if prohibited by law or regulation, or the Board of Directors concludes, in its judgment, that it is not in the best interests of the Company to continue the Offering. Upon any such termination, all funds received will be returned to subscribers, without interest and without deduction.

    Prior to this Offering there has been no public market for any of the Company's securities. Accordingly, the offering price of the Shares has been arbitrarily determined by the Company and does not bear any direct relationship to the value of the physical assets of the Company, the book value of the Company, or any other generally accepted criteria of valuation. The price and other terms were based on a number of factors including, without limitation, the estimates of the business potential and earnings prospects of the Company and the consideration of such potential earnings in relation to market valuations of comparable companies. The offering price is not necessarily an indication of the actual value of such securities at the time of this Offering.

                                  LEGAL MATTERS


    The legality of the Common Stock offered hereby has been passed upon for the Company by The Law Offices of David N. Feldman ("LODNF"). David Feldman, sole proprietor of LODNF, and one other attorney of LODNF beneficially own an aggregate of 13,500 shares of Common Stock. These shares were issued to LODNF in consideration for legal services provided by LODNF in connection with securities, mergers and acquisitions, and general corporate matters.


                                     EXPERTS

    The financial statements of the Company as of December 31, 1997 and for the period from inception, May 27, 1997 through December 31, 1997 included in this Prospectus have been audited by Lazar Levine & Felix LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    At the date of this Prospectus (the "Effective Date"), the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will be required to file reports, proxy information statements and other information with the Securities and Exchange Commission (the "Commission"). Accordingly, such reports, proxy statements and other information can be inspected and copied at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; and the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, where copies may be obtained upon payment of the fees prescribed by the Commission. Such documents may also be obtained through the web site maintained by the Commission at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form SB-2, including all schedules and exhibits thereto, under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to such Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the contract or other document so filed with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                  Page(s)
                                                                                                                  -------
Independent Auditors' Report                                                                                        F - 2

Financial Statements:

         Balance Sheet as of December 31, 1997 and June 30, 1998 (Unaudited)                                        F - 3

         Statements of Operations for the Period from May 27, 1997 (Inception) to
         December 31, 1997 and the Six Months Ended June 30, 1998 (Unaudited)
         and the Cumulative Period During the Development Stage from May 27, 1997
         (Inception) to June 30, 1998 (Unaudited)                                                                   F - 4

         Statement of Changes in Shareholders' Deficit for the Period from May
         27, 1997 (Inception) to December 31, 1997 and the Six Months Ended June
         30, 1998 (Unaudited)                                                                                       F - 5

         Statements of Cash Flows for the Period from May 27, 1997 (Inception)
         to December 31, 1997 and the Six Months Ended June 30, 1998 (Unaudited)
         and the Cumulative Period During the Development Stage from May 27,
         1997 (Inception) to June 30, 1998                                                                          F - 6

Notes to Financial Statements                                                                                       F - 7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
PTN Media, Inc.

We have audited the accompanying balance sheet of PTN Media, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from May 27, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PTN Media, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the period from May 27, 1997 (inception), to December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is in the development stage, has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         LAZAR LEVINE & FELIX LLP

New York, New York
March 26, 1998

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                   - ASSETS -

                                                                                                    December 31,        June 30,
                                                                                                        1997              1998
                                                                                                     ----------        ----------
                                                                                                                       (Unaudited)
CURRENT ASSETS:
    Cash                                                                                             $   20,134        $   39,296
    Due from shareholders (Note 7)                                                                        2,957           -
                                                                                                     ----------        ----------
TOTAL CURRENT ASSETS                                                                                     23,091            39,296
                                                                                                     ----------        ----------
FIXED ASSETS - NET (Notes 2b and 3)                                                                       1,984             3,453
                                                                                                     ----------        ----------
OTHER ASSETS:

    Deferred offering costs (Note 11)                                                                   -                  18,243
    Security deposits                                                                                   -                     690
                                                                                                     ----------        ----------
                                                                                                        -                  18,933
                                                                                                     ----------        ----------
                                                                                                     $   25,075        $   61,682
                                                                                                     ==========        ==========
               - LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) -

CURRENT LIABILITIES:

    Accrued expenses (Note 4)                                                                        $   61,135         $ 119,771
    License fees payable (Notes 2g and 4)                                                               100,000           200,000
    Short-term loans payable (Note 5)                                                                   121,250            56,250
    Loans payable - officer (Note 6)                                                                    -                 270,000
                                                                                                     ----------        ----------
TOTAL CURRENT LIABILITIES                                                                               282,385           646,021
                                                                                                     ----------        ----------

COMMITMENTS AND CONTINGENCIES (Notes 8, 10 and 11)

SHAREHOLDERS' EQUITY (DEFICIT) (Notes 7 and 8):
    Preferred stock, par value $.01; 1,000,000 shares authorized
        none issued or outstanding                                                                      -                 -
    Common stock, par value $.001; 10,000,000 shares authorized,
        2,967,348 and 3,041,680 shares issued and outstanding for
        1997 and 1998, respectively                                                                       2,967             3,042
    Additional paid-in capital                                                                              990           226,415
    Deficit accumulated during the development stage                                                   (261,267)         (813,796)
                                                                                                     ----------        ----------
                                                                                                       (257,310)         (584,339)
                                                                                                     ----------        ----------
                                                                                                     $   25,075        $   61,682
                                                                                                     ==========        ==========

                             See accompanying notes.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                                   Cumulative
                                                                                                                   During the
                                                                For the Period                                     Development
                                                                 May 27, 1997               For the Six               Stage
                                                                  (Inception)              Months Ended           (May 27, 1997
                                                               December 31, 1997           June 30, 1998         To June 30, 1998)
                                                               -----------------           -------------         -----------------
                                                                                            (Unaudited)             (Unaudited)
REVENUES (Note 2c)                                                 $   -                     $   -                   $   -
                                                                   ---------                 ---------               ---------
EXPENSES:
 Cost of revenue (Note 2g)                                           150,000                   200,000                 350,000
 Product development                                                  29,630                   204,715                 234,345
 General and administrative                                           79,387                   135,261                 214,648
                                                                   ---------                 ---------               ---------
                                                                     259,017                   539,976                 798,993
                                                                   ---------                 ---------               ---------

LOSS FROM OPERATIONS                                                (259,017)                 (539,976)               (798,993)
                                                                   ---------                ----------              ----------
OTHER INCOME (EXPENSE):

 Interest expense                                                     (2,250)                  (12,730)                (14,980)
 Interest income                                                     -                             177                     177
                                                                   ---------                 ---------               ---------
                                                                      (2,250)                  (12,553)                (14,803)
                                                                   ---------                 ---------               ---------
NET LOSS (Note 9)                                                  $(261,267)                $(552,529)              $(813,796)
                                                                   =========                 =========               =========

BASIC LOSS PER COMMON SHARE (Note 2e)                                  $(.09)                    $(.18)                  $(.27)
                                                                       =====                     =====                   =====

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING (Note 2e)                                      3,041,680                 3,041,680               3,041,680
                                                                   =========                 =========               =========

                             See accompanying notes.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                                                                     Deficit
                                                                                                   Accumulated
                                                         Common Stock             Additional       During the             Total
                                                    ----------------------         Paid-in         Development         Shareholders'
                                                     Shares         Amount         Capital            Stage              Deficit
                                                    ---------       ------         --------         ---------           ---------
Shares issued at inception for promissory notes
 (Note 7)                                           2,957,348       $2,957         $   -            $   -               $   2,957

Shares issued in payment of legal fees (Note 7)        10,000           10              990             -                   1,000

Net loss for the period from inception May 27,
 1997 to December 31, 1997                              -              -               -             (261,267)           (261,267)
                                                    ---------       ------         --------         ---------           ---------

Balance at December 31, 1997                        2,967,348        2,967              990          (261,267)           (257,310)

Compensatory shares (Note 7)                           16,666           17           49,983             -                  50,000

Conversion of notes payable (Notes 5 and 7)            54,166           54          162,446             -                 162,500

Shares issued in payment of legal fees (Note 7)         3,500            4           12,996             -                  13,000

Net loss for the six months ended June 30, 1998         -              -               -             (552,529)           (552,529)
                                                    ---------       ------         --------         ---------           ---------
BALANCE AT JUNE 30, 1998 (Unaudited)                3,041,680       $3,042         $226,415         $(813,796)          $(584,339)
                                                    =========       ======         ========         =========           =========

                             See accompanying notes.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                   Cumulative
                                                                                                                   During the
                                                                    For the Period                                 Development
                                                                     May 27, 1997             For the Six             Stage
                                                                      (Inception)            Months Ended         (May 27, 1997
                                                                   December 31, 1997         June 30, 1998       To June 30, 1998)
                                                                   -----------------         -------------       -----------------
                                                                                              (Unaudited)           (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS:

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                              $(261,267)               $(552,529)           $(813,796)
 Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation of fixed assets                                           210                      490                  700
      Shares issued for legal fees                                         1,000                   13,000               14,000

 Changes in operating assets and liabilities:
    Increase in accrued expenses                                          61,135                  108,636              169,771
    Increase in license fees payable                                     100,000                  100,000              200,000
                                                                       ---------                ---------            ---------
      NET CASH (USED) IN OPERATING ACTIVITIES                            (98,922)                (330,403)            (429,325)
                                                                       ---------                ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                                              (2,194)                  (1,959)              (4,153)
    Security deposits paid                                                  -                        (690)                (690)
                                                                       ---------                ---------            ---------
      NET CASH (USED) BY INVESTING ACTIVITIES                             (2,194)                  (2,649)              (4,843)
                                                                       ---------                ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Loans received from officer                                             -                     270,000              270,000
    Proceeds from short-term loans                                       121,250                   97,500              218,750
    Payment from shareholders                                               -                       2,957                2,957
    Expenses of initial public offering                                     -                     (18,243)             (18,243)
                                                                       ---------                ---------            ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                          121,250                  352,214              473,464
                                                                       ---------                ---------            ---------

INCREASE IN CASH AND CASH EQUIVALENTS                                     20,134                   19,162               39,296
 Cash and cash equivalents, at beginning of period                          -                      20,134                -
                                                                       ---------                ---------            ---------

CASH AND CASH EQUIVALENTS, AT END OF
    PERIOD                                                             $  20,134                $  39,296            $  39,296
                                                                       =========                =========            =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

(a)   Interest paid                                                    $    -                   $   -                $   -
      Taxes paid                                                            -                       -                    -

(b) In May 1997, the Company issued (i) 2,957,348 shares of common stock in exchange for notes receivable of $2,957 and (ii) 10,000 shares of common stock in lieu of payment for legal fees aggregating $1,000.

(c) During 1998 holders of notes aggregating $162,500 converted such notes into 54,166 shares of common stock at a value of $3.00 per share.

(d) During 1998, the Company issued (i) 16,666 shares of common stock in lieu of payment of $50,000 of compensation accrued as of December 31, 1997 and
      (ii) 3,500 shares of common stock in payment of legal fees aggregating
      $13,000.

                             See accompanying notes.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


NOTE   1   -     DESCRIPTION OF COMPANY AND GOING CONCERN UNCERTAINTY:

                 PTN Media, Inc., the Company, was incorporated in Delaware on January 13, 1998 and is the successor to Interactive Entertainment Studio, Inc. (IES). IES was incorporated in the State of Nevada on May 27, 1997 and was merged into the Company in March 1998, for the sole purpose of changing the domicile of the Company to Delaware. This merger has been retroactively reflected in the December 31, 1997 financial statements. The Company has been in the development stage in accordance with Statement of Financial Accounting Standards No. 7, since its inception.

                 The Company is an interactive content provider focusing on providing leading branded content for well-defined target audiences using a combination of new and traditional media. The Company provides this content on its interactive web sites in the form of articles and photographs pertaining to fashion, beauty, style and entertainment. These web sites, utilizing celebrity models as hosts, will provide an avenue for users to share general tips and advice relating to the subjects covered.


                 The Company, since its inception, has incurred net losses of $813,796 and at June 30, 1998 current liabilities exceeded current assets by $606,725. The Company has relied on certain bridge financing (see Note 5) to fund its activities. The Company is currently attempting to sell common stock through an initial public offering (see Note 11) to provide working capital for its continuing development stage activities and eventual commencement of its operations. Unless the Company successfully completes its proposed public offering or arranges additional financing, the Company may be unable to continue in existence. The financial statements do not include any adjustments relating to the recoverability of assets that might be necessary in the event the Company cannot continue in existence.


NOTE   2   -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                 The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies which are considered particularly significant.

        (A)      USE OF ESTIMATES:

                 In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

                                 PTN MEDIA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


NOTE   2   -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

        (B)      FIXED ASSETS:

                 Fixed assets are recorded at cost. Depreciation of fixed assets is provided on a straight-line basis as follows:


                          Computer equipment                    3 years
                          Furniture and fixtures                5 years

                 Maintenance and repairs are expensed as incurred. Depreciation expense for the periods ended December 31, 1997 and June 30, 1998 aggregated $210 and $490, respectively.


        (C)      REVENUE RECOGNITION:

                 The Company anticipates generating revenues from the sale of advertising banners on its web sites which appear on a user's computer screen when accessing different areas of the Company's web sites. Advertising revenue will be recognized in the period the advertisement is displayed, provided that no significant Company obligations remain. Company obligations typically include guarantees of a minimum number of "impressions" or times that an advertisement is viewed by users of the Company's web sites.

        (D)      INCOME TAXES:

                 Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to net operating loss and tax credit carry forwards, measured by enacted tax rates for years in which taxes are expected to be paid or recovered.

                 Deferred taxes are provided for temporary differences between financial and tax accounting, principally for differences in the basis of fixed assets and other nondeductible expenses, as well as for net operating loss carry forwards.

        (E)      EARNINGS (LOSS) PER SHARE:

                 Earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the standards of SFAS No. 128 "Earnings Per Share" ("SFAS 128"). In accordance with the rules of the Securities and Exchange Commission for initial public offerings, all shares issued within one year of filing are being treated as outstanding for all periods presented.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


NOTE   2   -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

        (F)      STATEMENTS OF CASH FLOWS:

                 For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

        (G)      ROYALTIES/LICENSE FEES:


                 Royalties/license fees paid under the terms of license agreements entered into are charged to expense in accordance with the terms of the agreements. Any guaranteed minimum payments will be amortized over the period of the license agreement.

                 During its development stage, the Company has expensed the guaranteed minimum royalties upon execution of the license agreements since there is no assurance that the Company will be able to derive any revenues during the initial term of the agreement.


NOTE   3   -     FIXED ASSETS:

                 Fixed assets consist of the following:

                                                                        December 31,           June 30,
                                                                           1997                  1998
                                                                        -----------           -----------
                                                                                              (Unaudited)
                          Computer equipment                              $2,194                 $3,003
                          Furniture and fixtures                             -                    1,150
                                                                          ------                 ------
                                                                           2,194                  4,153
                          Less: accumulated depreciation                     210                    700
                                                                          ------                 ------
                                                                          $1,984                 $3,453
                                                                          ======                 ======

NOTE   4   -     LICENSE FEES PAYABLE:

                 On June 1, 1997, the Company entered into a License Agreement (the "Agreement") with Niki, Inc. ("Niki"). This agreement provides for, among other things, the right to use Ms. Niki Taylor's name and likeness in connection with the Company's "Fashion House with Niki Taylor" web site. In consideration for such rights, the Company will pay royalties of 15% of any gross revenues received in connection with this web site (except for sponsors introduced by Niki whereby the royalties will be calculated at 50%) and 35% of net revenues from product sales. This agreement expires on the earlier of the first anniversary of the launch of this web site or September 30, 1998, and may be automatically extended for two separate 12-month periods. This agreement can be terminated by either party at the end of the then current term.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

NOTE   4   -     LICENSE FEES PAYABLE (Continued):


                 The Company has guaranteed the payment of minimum royalties in the amount of $150,000. $50,000 of this amount was paid at the time of execution of this agreement and the balance is payable upon the earlier of (i) final approval of or (ii) the use of the "Niki Taylor Home Page".


                 In January 1998, the Company entered into a License Agreement (the "Agreement") with an entity controlled by model Tyra Banks pursuant to which Ms. Banks will host the Company's next web site under terms similar to that negotiated with Ms. Taylor. This agreement expires on the earlier of the first anniversary of the launch of this web site or March 31, 1999, and may be automatically extended for up to two additional 12-month periods, unless terminated by either party prior to such extension. The Company has guaranteed the payment of minimum royalties in the amount of $100,000. $50,000 of this amount was payable at the time of execution of this agreement and the balance is payable upon the consummation of the Company's proposed IPO.


                 Also in January 1998, the Company entered into a separate agreement with this entity for the rights to utilize the name and likeness of Ms. Banks in connection with the "Tyra Banks Calendar." These rights are applicable for the calendar for the 16-month period ending December 31, 1999. The Company has agreed to pay this entity up to $87,000 for production expenses incurred in connection with the creation of this calendar and has guaranteed minimum royalties in the amount of $100,000.


                 A summary of the guaranteed minimum payments as of June 30, 1998, is as follows:

                                                                   Guaranteed        Less              Balance
                                                                    Minimum         Amounts          Owed as of
                                                                   Royalties         Paid           June 30, 1998
                                                                   ----------      --------         -------------
                          Niki Taylor Web Site                      $150,000       $(50,000)           $100,000
                          Tyra Banks Web Site                        100,000        (50,000)             50,000
                          Tyra Banks Calendar                        100,000        (50,000)             50,000
                                                                    --------       --------            --------
                                                                    $350,000       $150,000            $200,000
                                                                    ========       ========            ========

                 As of June 30, 1998, the Company has paid $34,000 toward the production expenses of the Tyra Banks calendar. The remaining unpaid balance of $53,000 is included in accrued expenses.


NOTE    5    -   SHORT-TERM LOANS PAYABLE:

                 In July and August 1997, the Company received $56,250 through the issuance of 8% promissory notes and common stock purchase warrants to acquire Company stock. The 45,000 warrants issued, which expire in July 2001, entitle the holders to purchase 45,000 shares of common stock at an exercise price of $3.00 per share, the deemed fair value of the warrants at the time of issuance. The notes and accrued interest are payable one year from the date of issuance or the closing of an equity funding of the Company of a minimum of $500,000, whichever is sooner. These notes continue to be outstanding notwithstanding the fact that payments owed by the Company thereunder are now past due.

                                PTN MEDIA, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


NOTE    5    -   SHORT-TERM LOANS PAYABLE (Continued):


                 In December 1997, the Company issued unsecured 8% promissory notes aggregating $65,000 originally due six months from date of issuance. In 1998, the Company issued additional 8% unsecured promissory notes aggregating $97,500. In March 1998, these note holders agreed to convert these notes
                 (aggregating $162,500) into 162,500 shares of the Company's common stock. In August 1998, the Company determined that the fair value of its shares in March 1998 was $3.00. Accordingly, the Company requested, and these stockholders agreed to, the return of 108,334 shares of common stock in exchange for warrants to purchase an aggregate of 108,334 shares of common stock at a price of $4.00 per share, the deemed fair value in August 1998. This entire transaction, the conversion of $162,500 of notes payable into 54,166 shares of common stock and warrants to purchase 108,334 shares of common stock at $4.00 per share, has been retroactively reflected as of June 30, 1998.


NOTE   6   -     LOANS PAYABLE - OFFICER:


                 In April 1998, the Company entered into a 9% unsecured credit agreement with its President and Chief Executive Officer which provides for up to $500,000 of borrowings. This credit agreement terminates upon the closing of one or a series of equity offerings for gross proceeds of $1,500,000. The outstanding principal and accrued interest is repayable on the earlier of (i) the date the Company has raised an aggregate of not less than $1,500,000 in one or more public offerings of its securities or (ii) May 2001. As of June 30, 1998, borrowings under this credit agreement aggregated $270,000. In July and August 1998, the Company borrowed an additional $135,000 under this credit agreement.


NOTE   7   -     SHAREHOLDERS' EQUITY:

                 The Company's authorized share capital consists of 1,000,000 shares of preferred stock, $.01 par value and 10,000,000 shares of common stock, $.001 par value. None of the preferred shares have been issued as of the date of this report.


                 In June 1997, the Company issued 2,957,348 shares of common stock in exchange for one year promissory notes aggregating $2,957, bearing interest at an annual rate of 6%. These notes (and accrued interest) were repaid in June 1998.

                 In addition, in June 1997, the Company also issued 10,000 shares of common stock in exchange for legal services rendered aggregating $1,000.

                 In March 1998, the Company issued (i) 54,166 shares of common stock in connection with the conversion of $162,500 of notes payable into common stock (see Note 5) (ii) issued 16,666 shares of common stock in lieu of payment of $50,000 of compensation accrued to an officer as of December 31, 1997 and
                 (iii) 1,000 shares of common stock in lieu of payment of legal fees aggregating $3,000. These shares were deemed to have a fair value of $3.00 per share at the time of issuance. In July 1998, the Company issued 2,500 shares of common stock in lieu of payment of legal fees of $10,000. This transaction has been retroactively recorded as of June 30, 1998.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


NOTE   8   -     STOCK OPTIONS:

                 In March 1998, the Company adopted the 1998 Stock Option Plan (the Plan), which provides for the grant of options to purchase up to 500,000 shares of the Company's common stock. Under this Plan incentive stock options may be granted to employees and non-statutory stock options may be granted to employees and non-employees.


                 In March 1998, the Company granted options to purchase 106,000 shares of common stock under this Plan. These options are exercisable at $3.00 per share and expire ten years from the date of grant. Options to purchase 3,000 shares of common stock are currently exercisable and the remaining options vest equally over three years.


NOTE   9   -     INCOME TAXES:


                 No provision for Federal and state income taxes has been recorded since the Company has incurred losses for the period from inception through June 30, 1998. Deferred tax assets at December 31, 1997 consist primarily of the tax effect of a net operating loss carry forward which amounts to approximately $85,000 ($275,000 as of June 30, 1998). The Company has
                 provided a full, 100% valuation allowance on the deferred tax assets at December 31, 1997 and June 30, 1998 to reduce such asset to zero, as it is management's belief that realization of such amounts do not meet the criteria required by generally accepted accounting principles. Management will review this valuation allowance requirement periodically and make adjustments as warranted.


NOTE  10  -      COMMITMENTS:

        (A)      OPERATING LEASES:


                 During 1997, the Company utilized office space provided by its majority shareholder pursuant to a month-to-month lease at a monthly rental of $400. In 1998, the Company began renting new space under a month-to-month lease at a monthly rental of $690.


        (B)      CONSULTING AGREEMENTS:


                 In March 1998, the Company entered into a consulting agreement with its editorial director which expires on June 30, 1999 and is subject to automatic annual renewals. The Company has (i) agreed to pay this individual a monthly fee of $4,166 and (ii) granted options to purchase up to 50,000 shares of the Company's common stock at an exercise price of $3.00 per share (see Note 6).

                 The Company has agreed to pay a monthly fee of $3,500 to a public relations firm to assist in the launch of its web sites. This agreement is for an eight-month period effective May 1, 1998. This firm will be responsible for arranging creative and on-target promotions in both the traditional and electronic media.

                                 PTN MEDIA, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


NOTE  11  -      PROPOSED INITIAL PUBLIC OFFERING:


                 The Company is preparing to undertake, on a "best efforts" basis, an initial public offering ("IPO") of 400,000 shares of its common stock at a price of $5.00 per share, which will yield approximately $1,600,000 of net proceeds. The net proceeds from this offering will be used for repayment of indebtedness, marketing, sales and consulting services, payment of license fees, design and development of additional web sites, etc. In connection with this offering, the Company has incurred various professional costs aggregating $18,243, as of June 30, 1998. Such costs, which have been classified as "deferred offering costs" in the accompanying balance sheet, shall be charged to additional paid-in capital in the event the offering is successful, or expensed if the offering is unsuccessful.

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security, by any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

    -----------------

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
    Prospectus Summary.......................................      3
    Disclosure Regarding Forward-Looking Statements..........      7
    Risk Factors.............................................      8
    Use of Proceeds..........................................     18
    Capitalization...........................................     20
    Dilution.................................................     21
    Management's Plan of Operations..........................     22
    Business.................................................     24
    Management...............................................     37
    Principal Stockholders...................................     41
    Certain Transactions.....................................     42
    Description of Securities................................     42
    Shares Eligible for Future Sale..........................     45
    Plan of Distribution.....................................     45
    Legal Matters............................................     47
    Additional Information...................................     47
    Index to Financial Statements............................    F-1




=========================================================================


                                 400,000 Shares

                                 PTN MEDIA, INC.

                                  Common Stock


                                      -----

                                   PROSPECTUS

                                      -----


                              _____________ , 1998


=========================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), Article 9 of the Registrant's Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that the Registrant shall indemnify, to the fullest extent permitted by Section 145 of the Delaware Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify. Section 145 of the Delaware Corporation Law permits the registrant to indemnify any person in connection with the defense or settlement of any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner that he reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may be indemnified by the Registrant against expense (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

         Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article 8 of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for breach of his duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The aforesaid provision also eliminates the liability of any stockholder for managerial acts or omissions, pursuant to Section 350 of the Delaware Corporation Law or any other provision of Delaware law, to the same extent that such liability is limited for a director.

         The Company intends to enter into Indemnification Agreements with its officers and directors prior to or shortly after the completion of the Offering. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

         The Company intends to acquire directors and officers liability insurance prior to the completion of the Offering. The amount and scope of coverage will depend upon the Company's analysis of the cost and appropriateness thereof.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all estimated costs and expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All such expenses will be paid by the Company; none will be paid by the Company's stockholders. As underwriting compensation in connection with the issuance and distribution of the securities being registered, the Company will pay the Underwriters' legal fees and expenses.


 SEC Registration fee.............................................. $ 590
 NASD filing fee................................................... $ 700
*Blue sky fees and expenses (including legal fees)................. $ 12,000
*Printing and engraving expenses..................................  $105,000

*Legal fees and expenses........................................... $ 50,000

*Accounting fees and expenses...................................... $ 20,000


*Transfer Agent Fees .............................................. $  6,000
*Miscellaneous..................................................... $  5,000
          *TOTAL................................................... $200,000

* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         (a) In June 1997, the Company sold an aggregate of 2,957,348 shares of Common Stock at a price of $.001 per share. These shares were issued in exchange for promissory notes at $.001 per share. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act since the shares were offered and sold only to the three founders of the Company, Peter Klamka, Chris H. Giordano and Michael Giordano, each of whom was an accredited investor.

         (b) In June 1997, the Company issued to David Feldman, in consideration for legal services provided to the Company, 10,000 shares of Common Stock. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act since the shares were issued in a private transaction to one individual in consideration for services provided to the Company. Mr. Feldman was an accredited investor.


         (c) In July 1997, the Company issued promissory notes in an aggregate principal amount of

$56,250, with interest thereon at a rate of 8% per annum. In connection with the issuance of such promissory notes, the Company also issued warrants (the " 1997 Warrants") to purchase an aggregate of 45,000 shares of Common Stock at a purchase price of $3.00 per share. The 1997 Warrants first become exercisable on the date that the Company offers Common Stock in an initial public offering intended to raise gross proceeds of not less than $500,000 and expire in July 2001. The Company has the right to repurchase the 1997 Warrants for $.05 per share of Common Stock purchasable thereby at any time after July 1998, provided that the shares of Common Stock have been trading in the public market at $6.00 per share or more on each of the most recent 20 consecutive trading days prior to the Company's notice to repurchase the 1997 Warrants, and provided further, that no underwriter has placed any restrictions on such repurchase by the Company. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act since it was offered only to four individuals . All four individuals were sophisticated investors. These investors made representations to the Company that they were purchasing the securities for investment only and not with a view to resell them, and each of these investors was provided with access to information on the Company necessary to make an informed investment decision, and acknowledged such right.

         (d) In December 1997 and January 1998, a limited number of individuals provided loans to the Company in an aggregate amount of $162,500. These loans were evidenced by a series of promissory notes issued to these lenders. This transaction was exempt pursuant to Section 4(2) of the Securities Act. In March 1998, the Company converted the entire indebtedness into a total of 162,500 shares of Common Stock. This transaction was exempt pursuant to Section 3(a)(9) of the Securities Act since the shares were issued to existing securityholders for the promissory notes. Each of these investors has represented to the Company that he/she/it satisfies the requirements of an accredited investor.

         (e) In connection with the review of this Offering by the Securities and Exchange Commission, the Company has agreed to increase the valuation of its shares of Common Stock issued in March 1998. Such accommodation made it necessary for the Company to request the return of 108,334 shares of the Common Stock issued to stockholders in the March 1998 conversion. All of these stockholders have agreed to return to the Company 2/3 of the shares of Common Stock issued to them prior to the effective date of this Registration Statement. In exchange for these returned shares of Common Stock, the Company, in August 1998, granted to these stockholders warrants (the "1998 Warrants") to purchase an aggregate of 108,334 shares of Common Stock. The 1998 Warrants are exercisable for the first time, upon the effective date of the Registration Statement, at a price of $4.00 per share, and expire in August 2003. The Company has the right to repurchase the 1998 Warrants from the 1998 Warrant holders for $.05 per share of Common Stock purchasable thereby at any time after the date which is six months after the effective date of this Registration Statement, provided that the shares of Common Stock have been trading in the public market at $8.00 per share or more on each of the most recent 20 consecutive trading days prior to the Company's notice to repurchase the 1998 Warrants, and provided further, that no underwriter has placed any restrictions on such repurchase by the Company. This transaction was exempt pursuant to Section 3(a)(9) of the Securities Act since the 1998 Warrants were issued to existing securityholders in exchange for shares of the Company's Common Stock previously issued to them. Each of these securityholders has represented to the Company that he/she/it satisfies the requirements of an accredited investor.

         (f) In March 1998, the Company issued to Mr. Klamka 16,666 shares of Common Stock as and for payment for services provided by Mr. Klamka to the Company in 1997. The market value of the shares of Common Stock on the date issued was $3.00 per share. This transaction was exempt pursuant to Section 4(2) of the Securities Act since the shares were offered and issued only to the President of the Company, who was an accredited investor.

         (g) In April 1998, Peter Klamka, the Company's Chairman, President and Chief Executive Officer, provided the Company with a revolving credit line with a maximum of $500,000 available (the "Klamka Credit Line"). Loans drawn on the Klamka Credit Line bear interest at a rate of 9% per annum from the date they are made to the Company and the entire outstanding amount is payable in full, inclusive of accrued interest, on the earlier of (i) the date that the Company has raised an aggregate of not less than $1,500,000 in one or more public offerings of any of its securities or (ii) May 2001. To date, the Company has drawn down a total of $405,000 under the Klamka Credit Line, with an additional $95,000 still available. Additional amounts may be drawn down under the Klamka Credit Line until the earlier of the two dates set forth in clauses (i) and
(ii) immediately preceding. To the extent that the revolving note issued in connection with the Klamka credit line is deemed to be a security, this transaction was exempt pursuant to Section 4(2) of the Securities Act since it was offered and issued only to the President of the Company, who was an accredited investor.

Item 27.  Exhibits

Exhibit
Number                                   Description
------                                   -----------

1.1               Form of Placement Agent Agreement
2.1*              Plan of Merger between PTN Media, Inc. and
                  Interactive Entertainment Studio, Inc., dated as of
                  February 25, 1998.
3.1*              Certificate of Incorporation of PTN Media, Inc. dated as of January 13, 1998.
3.2*              By-Laws of PTN Media, Inc.
4.1**             Specimen Common Stock Certificate
4.2 *             Specimen 1997 Warrant Certificate
4.3               Specimen 1998 Warrant Certificate
5.1**             Opinion of the Law Offices of David Feldman
10.1*             Web Site License Agreement between Niki, Inc. and Interactive Entertainment Studio,
                  Inc. dated as of June 1, 1997
10.2*             Website License Agreement between Ty Girl, Inc. and Interactive Entertainment Studio,
                  Inc. dated as of January 1, 1998
10.3*             License Agreement between Ty Girl, Inc. and Interactive Entertainment Studio, Inc.
                  dated as of January 1, 1998
10.4*             Lease Agreement dated as of February 27, 1998, between First Miller Limited
                  Partnership and PTN Media, Inc.
10.5*             Website Design Services Agreement between zoecom, Inc. and Interactive
                  Entertainment Studio, Inc. dated as of December 20, 1996
10.6*             Letter of Intent between Cdnow, Inc. and Interactive Entertainment Studio, Inc. dated as of September 8, 1997
10.7*             Agreement for Fashion House Flowers & Gifts Service between PC Flowers and Gifts,
                  Inc. and Interactive Entertainment Studio, Inc. dated as of September 9, 1997
10.8*             Standard Publicists Guild Agency - Client Agreement between The Angellotti Company and PTN Media, Inc. dated as of April 15, 1998
10.9*             PTN Media, Inc. 1998 Stock Option Plan
10.10             Form of Subscription Agreement for  Shares in this Offering
10.11**           Revolving Promissory Note issued by PTN Media, Inc. to Peter
                  Klamka dated April 1, 1998, in the maximum principal sum of $500,000
10.12             Form of Escrow Agreement between University Bank and PTN Media.
11.1              Computation of per share earnings
23.1              Consent of Lazar Levine & Felix LLP
23.2              Consent of the Law Offices of David Feldman (included in Exhibit 5.1)
24.1              Power of Attorney (included in Part II of the Registration Statement)
27.1              Financial Data Schedule

---------------------

* Previously filed.

** To be filed by amendment

ITEM 28.  UNDERTAKINGS

1.  The Registrant hereby undertakes:
      a) The Registrant will:

         i. for determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective;

         ii. for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 29.  FINANCIAL STATEMENTS.  NOT APPLICABLE.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ann Arbor, State of Michigan on August 11, 1998.


                                                  PTN MEDIA, INC.

                                                  By:
                                                      /s/ Peter Klamka



                                                  Peter Klamka
                                                  Chairman, President and Chief
                                                  Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name                                    Title                                 Date
----                                    ------                                ----

/s/ Peter Klamka                        Chairman, President, Chief            August 11, 1998
Peter Klamka                            Executive Officer and
                                        Secretary (Principal
                                        Executive Officer and
                                        Principal Financial and
                                        Accounting Officer)


/s/ Deborah M. Schneider*               Director                              August 11, 1998

Deborah M. Schneider


/s/ Lila Lazarus*                       Director                              August 11, 1998
Lila Lazarus

*By Peter Klamka, as
attorney-in-fact pursuant to
power of attorney granted

May 1,1998


Item 27.  Exhibits

Exhibit
Number                                   Description
------                                   -----------

1.1               Form of Placement Agent Agreement
2.1*              Plan of Merger between PTN Media, Inc. and
                  Interactive Entertainment Studio, Inc., dated as of
                  February 25, 1998.
3.1*              Certificate of Incorporation of PTN Media, Inc. dated as of January 13, 1998.
3.2*              By-Laws of PTN Media, Inc.
4.1**             Specimen Common Stock Certificate
4.2 *             Specimen 1997 Warrant Certificate
4.3               Specimen 1998 Warrant Certificate
5.1**             Opinion of the Law Offices of David Feldman
10.1*             Web Site License Agreement between Niki, Inc. and Interactive Entertainment Studio,
                  Inc. dated as of June 1, 1997
10.2*             Website License Agreement between Ty Girl, Inc. and Interactive Entertainment Studio,
                  Inc. dated as of January 1, 1998
10.3*             License Agreement between Ty Girl, Inc. and Interactive Entertainment Studio, Inc.
                  dated as of January 1, 1998
10.4*             Lease Agreement dated as of February 27, 1998, between First Miller Limited
                  Partnership and PTN Media, Inc.
10.5*             Website Design Services Agreement between zoecom, Inc. and Interactive
                  Entertainment Studio, Inc. dated as of December 20, 1996
10.6*             Letter of Intent between Cdnow, Inc. and Interactive Entertainment Studio, Inc. dated as of September 8, 1997
10.7*             Agreement for Fashion House Flowers & Gifts Service between PC Flowers and Gifts,
                  Inc. and Interactive Entertainment Studio, Inc. dated as of September 9, 1997
10.8*             Standard Publicists Guild Agency - Client Agreement between The Angellotti Company and PTN Media, Inc. dated as of April 15, 1998
10.9*             PTN Media, Inc. 1998 Stock Option Plan
10.10             Form of Subscription Agreement for  Shares in this Offering
10.11             Revolving Promissory Note issued by PTN Media, Inc. to Peter Klamka dated April 1, 1998, in the maximum principal sum of $500,000
10.12             Form of Escrow Agreement between University Bank and PTN Media.
11.1              Computation of per share earnings
23.1              Consent of Lazar Levine & Felix LLP
23.2              Consent of the Law Offices of David Feldman (included in Exhibit 5.1)
24.1              Power of Attorney (included in Part II of the Registration Statement)
27.1              Financial Data Schedule

---------------------

* Previously filed.

** To be filed by amendment